UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Choice Hotels International, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CHOICE HOTELS INTERNATIONAL, INC.

10750 COLUMBIA PIKE

SILVER SPRING, MARYLAND 20901

NOTICE OF ANNUAL MEETING

TO BE HELD MAY 4, 2009

To the Shareholders of

CHOICE HOTELS INTERNATIONAL, INC.

You are cordially invited to attend the 2009 Annual Meeting of Shareholders of Choice Hotels International, Inc., a Delaware corporation (the “Company”), to be held in the Chesapeake Room at the Choice Hotels Learning Center, 10720 Columbia Pike, Silver Spring, Maryland on May 4, 2009, at 9:00 a.m. (EDT) for the following purposes:

1.	To elect three Class III directors from the three nominees listed in the attached proxy statement to hold office for a three-year term ending at the 2012 Annual Meeting of Shareholders or until their successors are elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009; and

3.	To transact other business properly coming before the Annual Meeting.

Shareholders who owned Common Stock as of the close of business on the record date of March 13, 2009, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) or postponement(s) thereof. You can vote your shares of Common Stock through any one of the following methods: (i) properly execute and return the enclosed proxy card; (ii) vote online; or (iii) vote by telephone in order to have your shares represented at the meeting. A list of the Company’s shareholders will be available for inspection at the office of the Company located at 10750 Columbia Pike, Silver Spring, Maryland, at least 10 days prior to the Annual Meeting.

By Order of the Board of Directors

CHOICE HOTELS INTERNATIONAL, INC.

Sandra K. Michel
Senior Vice President, General Counsel and Secretary

April 1, 2009

Silver Spring, Maryland

PLEASE READ THIS ENTIRE PROXY STATEMENT CAREFULLY AND SUBMIT YOUR

PROXY BY COMPLETING AND MAILING THE ENCLOSED

PROXY CARD OR PROVIDE YOUR VOTING INSTRUCTIONS BY TELEPHONE OR INTERNET.

CHOICE HOTELS INTERNATIONAL, INC.

10750 COLUMBIA PIKE

SILVER SPRING, MARYLAND 20901

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 4, 2009

GENERAL INFORMATION

The Board of Directors (the “Board”) is soliciting your proxy for the 2009 Annual Meeting of Shareholders (the “Annual Meeting”). As a shareholder of Choice Hotels International, Inc., you have a right to vote on certain matters affecting the Company. This proxy statement discusses the proposals on which you are voting this year. Please read it carefully because it contains important information for you to consider when deciding how to vote. Your vote is important.

In this proxy statement, we refer to Choice Hotels International, Inc., as “Choice,” “Choice Hotels” or the “Company.”

The Company’s annual report on Form 10-K for the fiscal year ended December 31, 2008, is being mailed with this proxy statement. The annual report on Form 10-K is not part of the proxy solicitation material.

The Board of Directors is sending proxy material to you and all other shareholders on or about April 1, 2009. The Board is asking for you to vote your shares by completing and returning the proxy card, or by voting by telephone or Internet.

Shareholders who owned Common Stock as of the close of business on March 13, 2009 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) or postponement(s) thereof. At the close of business on March 13, 2009, there were 60,083,608 outstanding shares of Common Stock.

QUESTIONS AND ANSWERS

Q.	Who can vote at the Annual Meeting?

A.	Shareholders who owned Common Stock as of the close of business on March 13, 2009, may attend and vote at the Annual Meeting. Each share of Common Stock is entitled to one vote. There were 60,083,608 shares of Common Stock outstanding on March 13, 2009.

Q.	Why am I receiving this proxy statement?

A.	This proxy statement describes proposals on which we would like you, as a shareholder, to vote. It also gives you information on these proposals, as well as other information, so that you can make an informed decision.

Q.	What is the proxy card?

A.	The proxy card enables you to vote whether or not you attend the meeting. Even if you plan to attend the meeting, we encourage you to complete and return your proxy card before the meeting date in case your plans change. By completing and returning the proxy card, you are authorizing Stephen P. Joyce (the Company’s Chief Executive Officer) and Ervin R. Shames (the Company’s lead independent director) to vote your shares of Common Stock at the meeting, as you have instructed them on the proxy card.

If a proposal is properly presented for a vote at the meeting that is not on the proxy card, Messrs. Joyce and Shames will vote your shares, under your proxy, according to their best judgment.

Q.	On what issues am I voting?

A.	We are asking you to vote on:

•	Proposal 1—the election of three Class III directors from the three nominees named in this proxy statement.

•	Proposal 2—the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

Q.	What is the difference between a record holder and a “street name” holder?

A.	If your shares of Common Stock are registered directly in your name, you are considered the holder of record with respect to those shares. If your shares of Common Stock are held in a brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the holder of record with respect to those shares, while you are considered the beneficial owner of those shares. In that case, your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using one of the methods described below.

Q.	How do I vote?

A.	If you are a record holder:

You may vote by mail: You may do this by completing and signing your proxy card and mailing it in the enclosed, prepaid and addressed envelope.

If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

If you do not mark your voting instructions on the proxy card, your shares will be voted:

•	for the three named nominees for director, and

•	for the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

You may vote by telephone: You may do this by calling toll-free 1-800-652-8683 on a touch-tone phone and following the instructions. You will need your proxy card available if you vote by telephone.

You may vote by Internet: You may do this by accessing www.envisionreports.com/chh and following the instructions. You will need your proxy card available if you vote by Internet.

You may vote in person at the meeting: We will pass out written ballots to anyone who wants to vote at the meeting. However, if you hold your shares in street name, you must request a proxy from your stockbroker in order to vote at the meeting.

If you are a “street name” holder:

If you hold your shares of Common Stock in street name, you must vote your shares in the manner prescribed by your broker, bank, trust or other nominee. Your broker, bank, trust or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker, bank, trust or other nominee how to vote your shares. In many cases, you may be permitted to submit your voting instructions by Internet or telephone.

Q.	What does it mean if I receive more than one proxy card?

A.	It means that you have multiple accounts at the transfer agent or with brokerage firms. Please complete and return all proxy cards you may receive, or otherwise vote your shares by telephone or by Internet as described herein, to ensure that all of your shares are voted.

Q.	What if I change my mind after I vote?

A.	If you are a holder of record, you may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by any of the following means:

•	signing or submitting another proxy as provided herein with a later date,

•

sending us a written notice of revocation, which must be received prior to the Annual Meeting at the following address: Corporate Secretary, Choice Hotels International, Inc., 10750 Columbia Pike, Silver Spring, Maryland 20901, or

•	voting in person at the meeting.

If you are a street name holder, you may change your vote by complying with the procedures contained in the voting instructions provided to you by your broker, bank, trust or other nominee.

Q.	Will my shares be voted if I do not return my proxy card?

A.	If you are a street name holder, your brokerage firm, under certain circumstances, may vote your shares.

Brokerage firms have authority under the New York Stock Exchange (“NYSE”) rules to vote customers’ unvoted shares on certain “routine” matters. A brokerage firm cannot vote customers’ unvoted shares on non-routine matters. Proposals One and Two are both considered routine matters under the NYSE rules.

If you do not give a proxy to vote your shares, your brokerage firm may either:

•	vote your shares on Proposals One and Two and other routine matters that are properly presented at the meeting, or

•	leave your shares unvoted.

When a brokerage firm votes its customers’ unvoted shares on routine matters, these shares are counted to determine if a quorum exists to conduct business at the meeting. When a brokerage firm does not vote a customer’s unvoted shares, these shares are counted to determine if a quorum exists; however, they are not treated as voting on a matter.

We encourage you to provide instructions to your brokerage firm by giving your proxy. This ensures your shares will be voted at the meeting.

A purchasing agent under a retirement plan may be able to vote a participant’s unvoted shares. If you are a participant in the Choice Hotels Retirement Savings and Investment Plan or the Non-Qualified Retirement Savings and Investment Plan, the plan’s purchasing agent may vote the shares you hold under the plan if the purchasing agent does not receive voting instructions from you. The purchasing agent will vote your unvoted shares in the same proportion as all other plan participants vote their shares.

Q.	How many shares must be present to hold the meeting?

A.	To hold the meeting and conduct business, a majority of the Company’s outstanding shares as of the close of business on March 13, 2009, must be present in person or represented by proxy at the meeting. This is called a quorum.

Shares are counted as present at the meeting if the shareholder either:

•	is present and votes in person at the meeting, or

•	has properly submitted a proxy card, or voted their shares by telephone or Internet.

Q.	What are my voting choices when voting on the election of directors?

A.	You may vote either “for” or “withhold” your vote for each nominee.

If you give your proxy without voting instructions, your shares will be counted as a vote for each nominee.

Q.	How many votes must the nominees have to be elected as directors?

A.	The three nominees receiving the highest number of votes “for” will be elected as directors.

Q.	What happens if a nominee is unable to stand for election?

A.	The Board may reduce the number of directors or select a substitute nominee. In the latter case, if you have completed and returned your proxy card or voted by telephone or Internet, Stephen P. Joyce and Ervin R. Shames can vote your shares for a substitute nominee. They cannot vote for more than three nominees.

Q.	What are my voting choices when voting on the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009?

A.	You may vote either “for” or “against” the ratification, or you may “abstain” from voting.

If you give your proxy without voting instructions, your shares will be voted for the ratification.

Q.	How many votes are needed to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009?

A.	The vote of a majority of the shares present in person or by proxy and voting on the matter is required to ratify the appointment of PricewaterhouseCoopers LLP. Abstentions are not treated as voting on the matter.

Q.	Is my vote kept confidential?

A.	Proxy cards, telephone and Internet voting reports, ballots and voting tabulations identifying shareholders are kept confidential and will not be disclosed to Choice Hotels except as required by law.

Q.	Where do I find voting results of the meeting?

A.	We will announce preliminary voting results at the meeting. We will publish the final results in our next quarterly report on Form 10-Q after the Annual Meeting. We will file that report with the Securities and Exchange Commission (“SEC”), and you can get a copy by contacting our Investor Relations Department at (301) 592-5026 or the SEC at (202) 551-8090 for the location of its nearest public reference room. You can also get a copy on the Internet through the SEC’s website at www.sec.gov.

Q.	How can I review the Company’s annual Form 10-K?

A.	The annual report of Choice Hotels on Form 10-K, including the financial statements and the schedules thereto is being mailed to you together with this proxy statement. You may also view the Form 10-K, as well the Company’s other proxy materials, on the website listed below. Click on the Investor Information link on the website. You may also view the Form 10-K through the SEC’s website at www.sec.gov.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDERS MEETING TO BE HELD ON MAY 4, 2009.

The Proxy Statement, the Company’s Annual Report on Form 10-K and other proxy materials are available at www.edocumentview.com/chh.

PROPOSAL 1—ELECTION OF CLASS III DIRECTORS

Nomination

The Company’s Certificate of Incorporation provides that the number of directors must be at least three but not more than 12, and must be divided into three classes as nearly equal in number as possible. The exact number of directors is determined from time to time by the Board of Directors and currently consists of 10 members. The term of each class is three years, and the term of one class expires each year in rotation.

Three Class III directors are to be elected at the 2009 Annual Meeting, to hold office until the 2012 Annual Meeting of Shareholders, or until their successors are elected and qualified. The remaining directors will continue to serve the terms consistent with their class, as noted below.

The Board has nominated Fiona P. Dias, Stephen P. Joyce, and Scott A. Renschler, Psy.D. to serve as Class III directors for terms of three years, expiring at the 2012 Annual Meeting of Shareholders, or until their successors are elected and qualified. Each of the nominees is currently a member of our Board of Directors. Dr. Renschler joined the Board on February 11, 2008 and Mr. Joyce joined the Board on April 30, 2008. Neither Mr. Joyce nor Dr. Renschler have previously stood for election to the Board at any Annual Meeting of Shareholders.

Family Relationships

The Chairman of the Board of Directors, Stewart Bainum, Jr., is the uncle of one of our directors, Scott A. Renschler. Other than the family relationship between Mr. Bainum and Dr. Renschler, there are no other familial relationships among our directors or executive officers.

Vote Required

The accompanying proxy will be voted in favor of each nominee named in this proxy statement unless the shareholder indicates to the contrary on the proxy. Nominees for director are elected by a plurality of the votes cast in person or by proxy at the Annual Meeting. Management expects that each of the nominees will be available for election, but if any nominee is unable to serve at the time the election occurs, the proxy will be voted for the election of another nominee to be designated by the Board of Directors.

Board Recommendation

The Board recommends a vote FOR each of these nominees.

BOARD OF DIRECTORS

Nominees

Class III – Terms Expiring 2009

Fiona P. Dias, age 43, director since 2004. Executive Vice President, Partner Strategy & Marketing, GSI Commerce Inc. since February 2007. Executive Vice President and Chief Marketing Officer, Circuit City Stores, Inc., from May 2005 to August 2006; President of Circuit City Direct from March 2003 to April 2005; Senior Vice President of Marketing at Circuit City Stores, Inc., November 2000 to March 2003; Chief Marketing Officer, Stick Networks, Inc., January to November 2000; Vice President, Marketing & Development of Frito-Lay Company from January 1999 to January 2000; Vice President of Corporate Development at Pennzoil Quaker State Company from May 1996 to December 1998. Prior to 1996, she held various brand management positions with The Procter & Gamble Company.

Stephen P. Joyce, age 49, director since April 2008. President and Chief Executive Officer of Choice Hotels International, Inc. since June 2008 and President and Chief Operating Officer of Choice Hotels International, Inc., from May 2008 to June 2008. Prior to joining the Company, he was employed by Marriott

International, Inc. as Executive Vice President, Global Development/Owner and Franchise Services, from 2005 until April 2008 and Executive Vice President, Owner and Franchise Services/North American Full Service Development from 2003 until 2005.

Scott A. Renschler, Psy.D., age 39, director since February 2008; clinical psychologist in private practice. Since 1993, he has served as a member of the board of directors of the Commonweal Foundation, Inc. He is also a director, since 2000, of the Mental Wellness Foundation; President of the board of trustees of the Crisis Clinic since 2009 and Trustee of the Crisis Clinic since 2007. He served as a director of Realty Investment Company, Inc. from 1993 until 2008.

Continuing Directors

Class I – Terms Expiring 2010

William L. Jews, age 57, director from 2000 to 2005 and since March 2006. President and Chief Executive Officer of CareFirst, Inc. from January 1998 to December 2006. Previously, he served as President and Chief Executive Officer of CareFirst of Maryland, Inc. and Group Hospitalization and Medical Services, Inc. and served as Chief Executive Officer of Blue Cross Blue Shield of Delaware. He was formerly President and Chief Executive Officer of Blue Cross Blue Shield of Maryland, Inc., from April 1993 until January 1998. Mr. Jews is a director of The Ryland Group, Inc., Fortress International Group, Inc. and Camden Learning Corporation.

John T. Schwieters, age 69, director since 2005. Vice Chairman of Perseus LLC since April 2000; Managing Partner of Arthur Andersen’s Mid-Atlantic region 1989 to 2000; head of Arthur Andersen’s tax practice from 1974 to 1989. Mr. Schwieters is a director of the Danaher Corporation and Smithfield Foods, Inc.

David C. Sullivan, age 69, director since March 2006. Chairman of the advisory board for the Kemmons Wilson School of Hospitality and Resort Management at the University of Memphis since 2004; Chairman of the Advisory Board of CoachQuote.com from June 2004 to 2005; Chairman, Chief Executive Officer and Co-founder of ResortQuest International from 1997 to November 2003; Executive Vice President and Chief Operating Officer for Promus Hotel Corporation from 1993 to 1997; Senior Vice President, Hotel Group, for Promus Companies, Inc., from 1990 to 1993; Chief Executive Officer, McNeill Sullivan Hospitality Corp. from 1985 to 1990. Prior to 1985 he held various management positions with Holiday Inns, Inc., and American Express Co.

Class II – Terms Expiring in 2011

Stewart Bainum, Jr., age 63, director from 1977 to 1996 and since 1997. Chairman of the Board of Choice Hotels International, Inc., from March 1987 to November 1996 and since October 1997; Chairman of the Board of Realty Investment Company, Inc., a real estate management and investment company, since December 2005; Chairman of the Board of Sunburst Hospitality Corporation, a real estate developer, owner and operator, since November 1996. He was a director of Manor Care, Inc., from September 1998 to September 2002, serving as Chairman from September 1998 until September 2001. From March 1987 to September 1998, he was Chairman and Chief Executive Officer of Manor Care, Inc. He served as President of Manor Care of America, Inc., and Chief Executive Officer of ManorCare Health Services, Inc., from March 1987 to September 1998, and as Vice Chairman of Manor Care of America, Inc., from June 1982 to March 1987.

Ervin R. Shames, age 68, director since 2002. An independent management consultant to consumer goods and services companies, advising on management and marketing strategy, since January 1995 and lecturer at the University of Virginia’s Darden Graduate School of Business from 1996 until 2008. From December 1993 to January 1995, Mr. Shames served as the Chief Executive Officer of Borden, Inc., and was President and Chief Operating Officer of Borden, Inc., from July 1993 until December 1993. He served as President and Chief Executive Officer of Stride Rite Corporation from 1990 to 1992, and then served as its Chairman, President and

Chief Executive Officer until 1993. From 1967 to 1989, he served in various management positions with General Foods and Kraft Foods. Mr. Shames serves as a director of Online Resources Corporation and as the non-executive Chairman of the Board of Select Comfort Corporation.

Gordon A. Smith, age 50, director since 2004. Chief Executive Officer, Chase Card Services, JP Morgan Chase since 2007. President, Global Commercial Card Group for American Express Travel Related Services, Inc., from 2005 to 2007. President of Consumer Card Services Group for American Express Travel Related Services, Inc., from September 2001 to 2005 and Executive Vice President of U. S. Service Delivery from March 2000 to September 2001. Mr. Smith joined American Express in 1978 and held positions of increasing responsibility within the company. His prior positions include serving as Senior Vice President in charge of the American Express Service Center in Phoenix and Senior Vice President of Operations and Reengineering for the Latin America and Caribbean region, as well as senior positions in the U.S. Credit and Fraud operations, at Amex Life Insurance Company and in the international card and Travelers Cheque businesses.

CORPORATE GOVERNANCE

Board of Directors

The Board is responsible for overseeing the overall performance of the Company. Members of the Board are kept informed of the Company’s business primarily through discussions with the Chairman, the Chief Executive Officer and other members of the Company’s management, by reviewing materials provided to them and by participating in Board and committee meetings.

In 2008, the Board held eight meetings and each director attended at least 75% of all meetings of the Board and the standing committees of the Board on which he or she served. The Company requires that all Board members attend the Annual Meeting. In 2008, all of the then current Board members attended the Annual Meeting. The non-management members of the Board are required to meet at least once a year in executive session without management. Mr. Shames, the lead independent director, chairs these meetings. Three such meetings were held in 2008.

The Board has adopted Corporate Governance Guidelines, a Corporate Ethics Policy, and charters for each of its standing committees, including the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Diversity Committee, each of which is discussed further below. As part of the Company’s ongoing corporate governance process, the Board revised these documents in February 2009 to reflect best practices and required updates. Each of these documents is included in the investor relations section of the Company’s website at www.choicehotels.com, and printed copies are available upon request to the Company’s Investor Relations department at Choice Hotels International, Inc., 10750 Columbia Pike, Silver Spring, Maryland 20901.

Director Independence

The Board currently has 10 directors, a majority (six) of whom the Board has determined to be “independent” under the listing standards of the NYSE. The independent directors are Fiona P. Dias, William L. Jews, John T. Schwieters, Ervin R. Shames, Gordon A. Smith and David C. Sullivan.

In determining director “independence,” the Board applies the standards as set forth in the listing standards of the NYSE, and additional independence standards adopted by our Board as follows:

•

No director can be “independent” until five years following the termination or expiration of a director’s employment with the Company, rather than three years as currently required under the NYSE rules;

•

No director can be “independent” who is, or in the past five years has been, affiliated with or employed by a present or former outside auditor of the Company until five years after the end of either the affiliation or the auditing relationship, rather than three years as currently required under the NYSE rules; and

•	No director can be “independent” if he or she in the past five years has been part of an interlocking directorate, rather than three years as currently required under the NYSE rules.

Corporate Governance Guidelines

The Corporate Governance Guidelines, adopted by the Board of Directors, are a set of principles that provide a framework for the Company’s corporate governance. The main tenets of the Guidelines are:

•	Create value for shareholders by promoting their interests;

•	Focus on the future, formulate and evaluate corporate strategies;

•	Duty of loyalty to the Company by Directors;

•	Annual Chief Executive Officer evaluation by independent directors;

•	Annual approval of three-year strategic plan and one-year operating plan or as the Board deems necessary in the event there are no material changes to the strategic and operating plans then in effect;

•	Annual assessment of Board and committee effectiveness by the Corporate Governance and Nominating Committee;

•	No interlocking directorships except with respect to joint ventures;

•	Directors are required to reach and maintain ownership of $175,000 of Company stock;

•	Directors attendance expectations; and

•	Annual report of succession planning and management development by Chief Executive Officer.

Corporate Ethics Policy

The Board of Directors has established a Corporate Ethics Policy to aid each director, officer and employee of the Company (including the Chief Executive Officer, Chief Financial Officer and Corporate Controller) and its subsidiaries in making ethical and legal decisions in his or her daily work. The Company intends to post amendments to or waivers from the Corporate Ethics Policy (to the extent applicable to the Chief Executive Officer, Chief Financial Officer and Corporate Controller) on the Company’s website.

Committees of the Board

The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Diversity Committee. The charters for each of these committees were revised in February 2009 and are included in the investor relations section of the Company’s website at www.choicehotels.com. All of the current members of each of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee are independent, as required by the committee charters and the current listing standards of the NYSE and the rules of the SEC, as applicable.

The following provides a description of certain functions, current membership and meeting information for each of the Board committees for 2008.

Compensation Committee

Under the terms of its charter, the Compensation Committee discharges the Board’s responsibilities relating to compensation of the Company’s executives through the following functions, among others:

•	Overseeing the administration of the Company’s equity compensation plans and authorizing equity awards thereunder;

•	Reviewing and approving the compensation of executive officers;

•	Setting the compensation for the non-employee members of the Board of Directors;

•	Reviewing bonus and incentive plans, pensions and retirement;

•	Reviewing other employee benefit plans and programs;

•	Reviewing the Company’s succession plan and management development;

•	Self-evaluating annually;

•	Setting criteria and guidelines for performance of the Chief Executive Officer;

•	Assessing performance of the Chief Executive Officer against objectives; and

•	Overseeing and assisting the Company in preparing the Compensation Discussion and Analysis and producing the annual Committee report for the Company’s proxy statement.

At the direction of the Chairman of the Compensation Committee, through June 26, 2008, Mr. Ledsinger, our then Vice Chairman and Chief Executive Officer, and thereafter through the end of the year, Mr. Joyce our President and Chief Executive Officer, each together with Mr. Mirgon, our Senior Vice President, Human Resources and Administration, prepared and distributed to Committee members meeting agenda, consultant-provided compensation related information and company reports and data in preparation for Committee meetings. In addition, in conjunction with the Committee Chairman, these officers prepared and presented specific compensation proposals to the Committee, including Messrs. Ledsinger’s and Joyce’s respective assessment of individual executive officer performance and recommended compensation amounts. See the Compensation Discussion and Analysis below for more information on Messrs. Ledsinger’s and Joyce’s respective roles in recommending the compensation paid to our Named Executive Officers (as defined below in “Executive Compensation – Compensation Discussion & Analysis”) in 2008. None of our executive officers determined or recommended the amount or form of non-employee director compensation.

In accordance with its charter, the Committee has the authority to retain, terminate and approve professional arrangements for outside compensation consultants to assist the Committee. Beginning in 2005, and during 2008, the Compensation Committee retained the Semler Brossy Consulting Group LLC (“Semler Brossy Consulting Group”). During 2008, at the request of the Committee, Semler Brossy Consulting Group primarily provided the Committee with the following information:

•	Review of the Company’s Compensation Discussion and Analysis Disclosures in the 2008 proxy statement;

•	Competitive market data with respect to the compensation package for the Company’s new Chief Executive Officer;

•	Review and analysis of Board of Director compensation; and

•	Review and analysis of the Company’s executive equity compensation.

Messrs. Ledsinger and Joyce, respectively, and Mr. Mirgon, at the direction of the Committee, worked with the Semler Brossy Consulting Group to provide this information to the Committee. While the Semler Brossy Consulting Group provided general competitive market data to the Committee, the Semler Brossy Consulting Group did not determine or recommend any particular executive officer’s form or amount of compensation during 2008, and did not determine or recommend the form or amount of non-employee director compensation during 2008. To avoid conflicts of interest or the appearance of conflicts of interest, the Semler Brossy Consulting Group performed no work for the Company that was not requested or approved by the Compensation Committee.

In 2008, the Committee consisted of Ervin R. Shames, Chair, Gordon A. Smith, David C. Sullivan and William L. Jews. Mr. Jews was appointed to the Committee in May 2008. The Committee met three times during 2008.

While the charter authorizes the Committee to delegate its responsibilities to subcommittees, to date, the Committee has not delegated any of its responsibilities in this manner.

Audit Committee

Under the terms of its charter, the Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to the Company’s auditing, accounting and financial reporting processes generally. The Committee discharges these duties through the following functions, among others:

•	Conferring separately with the Company’s independent accountants and internal auditors regarding their responsibilities;

•	Reviewing reports of the Company’s independent accountants and internal auditors and annual and quarterly reports for filing with the SEC;

•	Reviewing reports of the Company’s independent accountants concerning financial reporting processes and internal controls;

•	Establishing and monitoring a complaints procedure regarding accounting and auditing matters;

•	Pre-approving all audit and non-audit services provided by the Company’s independent accountants;

•	Self-evaluating annually;

•	Determining the selection, compensation and appointment of the Company’s independent accountants and overseeing their work;

•	Reviewing the Company’s policies with respect to risk management; and

•	Reviewing with the Chief Executive Officer and Chief Financial Officer, the Company’s disclosure controls and procedures.

In 2008, the Committee consisted of John T. Schwieters, Chair, Ervin R. Shames and David C. Sullivan. The Committee met six times during 2008. The Board has determined that Mr. Schwieters is qualified as an audit committee financial expert within the meaning of SEC regulations. Furthermore, each member of the Committee has accounting and related financial management expertise within the meaning of the listing standards of the NYSE.

Corporate Governance and Nominating Committee

Under the terms of its charter, the Corporate Governance and Nominating Committee assists the Board in determining the composition of the Board and its committees and overseeing the Company’s corporate governance through the following functions, among others:

•	Recommending to the Board a set of Corporate Governance Guidelines;

•	Determining the size and composition of the Board;

•	Self-evaluating annually;

•	Engaging search firms and recommending candidates to fill new positions or vacancies on the Board;

•	Determining actions to be taken with respect to directors who are unable to perform their duties;

•	Setting the Company’s policies regarding the conduct of business between the Company and any other entity affiliated with a director; and

•	Monitoring and making recommendations to the Board concerning matters of corporate governance.

In 2008, the Committee consisted of John T. Schwieters, Chair, Fiona P. Dias and Ervin R. Shames. The Committee met once during 2008.

Diversity Committee

Under the terms of its charter, the Diversity Committee seeks to assist and oversee management in its development of a culture that values people and the diversity of thought and the differences they bring to the business and to further efforts to develop a workforce, franchise and vendor base that is reflective of the community in which the Company does business. The Committee seeks to achieve these goals through the following functions, among others:

•	Overseeing management in programs and initiatives oriented toward assuring equality of opportunities in all facets of the Company’s business; and

•	Reviewing efforts by management to increase the diversity of the Company’s workforce.

In 2008, the Committee consisted of Fiona P. Dias, Chair, Gordon A. Smith, William L. Jews and Scott A. Renschler. The Committee met twice during 2008.

Contacting the Board of Directors

Shareholders or other interested parties may contact an individual director, the lead independent director of the Board of Directors, or the independent directors as a group by the following means:

Mail:	Choice Hotels International, Inc. 10750 Columbia Pike Silver Spring, MD 20901 Attn: Board of Directors

E-Mail:	board@choicehotels.com

Each communication should specify the applicable addressee or addressees to be contacted, as well as the general topic of the communication. The Company will initially receive and process communications before forwarding them to the addressee. The Company generally will not forward to the directors a shareholder communication that it determines to be primarily commercial in nature or relates to an improper or irrelevant topic, or that requests general information about the Company.

Consideration of Director Candidates

The Corporate Governance and Nominating Committee administers the process for nominating candidates to serve on the Company’s Board of Directors. The Committee recommends candidates for consideration by the Board as a whole, which is responsible for appointing candidates to fill any vacancy that may be created between meetings of the shareholders and for nominating candidates to be considered for election by shareholders at the Company’s Annual Meeting.

The Board has established selection criteria to be applied by the Corporate Governance and Nominating Committee and by the full Board in evaluating candidates for election to the Board. These criteria include: (i) independence, (ii) integrity, (iii) experience and sound judgment in areas relevant to the Company’s business, (iv) a proven record of accomplishment, (v) willingness to speak one’s mind, (vi) the ability to commit sufficient time to Board responsibilities, (vii) the ability to challenge and stimulate management, and (viii) belief in and passion for the Company’s mission and vision. The Committee also periodically reviews with the Board the appropriate skills and characteristics required of Board members in the context of the current membership of the Board. This assessment includes considerations such as diversity, age and functional skills in relation to the perceived needs of the Board from time to time.

The Corporate Governance and Nominating Committee uses a variety of methods for identifying potential nominees for election to the Board, including consideration of candidates recommended by directors, officers or shareholders of the Company. The Committee also uses one or more professional search firms or other advisors to assist the Committee in identifying candidates for election to the Board.

The Corporate Governance and Nominating Committee will consider director candidates recommended by shareholders and evaluate them using the same criteria as applied to candidates identified through other means, as set forth above. Shareholders seeking to recommend a prospective candidate for the Committee’s consideration should submit the candidate’s name and qualifications, including the candidate’s consent to serve as a director of the Company if nominated by the Committee and so elected by mail to: Corporate Secretary, Choice Hotels International, Inc., 10750 Columbia Pike, Silver Spring, Maryland 20901.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

This table shows how much Company Common Stock is owned by (i) each director of the Company, (ii) the Company’s Named Executive Officers (as defined below in “Executive Compensation – Compensation Discussion & Analysis”), (iii) all executive officers and directors of the Company as a group and (iv) all persons who are known to own beneficially more than 5% of the Company’s Common Stock, as of February 28, 2009. Unless otherwise specified, the address for each of them is 10750 Columbia Pike, Silver Spring, Maryland 20901.

Name of Beneficial Owner	Common Stock Beneficially Owned(1)		Right to Acquire(2)	Unvested Restricted Stock(3)	Percentage of Shares Outstanding(4)
Stewart Bainum, Jr.	11,698,348	(5)(6)	—	—	19.36	%(5)(6)
Fiona P. Dias	8,998		—	5,876	*
William L. Jews	32,722		—	6,235	*
Stephen P. Joyce	—		—	80,480	*
Charles A. Ledsinger, Jr.	494,813		636,327	—	1.85%
Scott A. Renschler	202,382	(7)		4,198	*
John T. Schwieters	10,202		—	5,876	*
Ervin R. Shames	28,425		—	5,876	*
Gordon A. Smith	9,367		—	5,876	*
David C. Sullivan	4,981		—	6,235	*
Bruce N. Haase	15,723		79,263	34,738	*
Thomas L. Mirgon	33,060		39,113	3,125	*
David A. Pepper	21,535		55,988	11,810	*
David L. White	11,336		37,518	6,001	*
All Directors and Executive Officers as a Group (18 persons)	12,579,202		869,296	211,921	22.61%
Barbara J. Bainum	11,083,592	(5)(8)	—	—	18.34	%(5)
Bruce D. Bainum	12,620,349	(5)(9)	—	—	20.89	%(5)
Roberta D. Bainum	11,584,680	(5)(10)	—	—	19.17	%(5)
Stewart W. Bainum	15,597,425	(5)(11)	—	—	25.81	%(5)
Todd S. Renschler	7,177,324	(5)(12)		—	11.88	%(5)
Barclays Global Investors, N.A.	5,566,513	(13)	—	—	9.21%
Baron Capital Group, Inc.	4,933,650	(14)	—	—	8.17%
Realty Investment Company, Inc.	7,135,738	(5)(15)	—	—	11.81	%(5)

*	Less than 1%.
1	Includes shares: (i) for which the named person has sole voting and investment power, (ii) for which the named person has shared voting and investment power, and (iii) shares held in an account under the Choice Hotels Retirement Savings and Investment Plan (401(k) Plan) or the Choice Hotels Nonqualified Retirement Savings and Investment Plan. Does not include: (i) shares that may be acquired through stock option exercises within 60 days or (ii) unvested restricted stock holdings, each of which is set out in separate columns.
2	Shares that can be acquired through stock option exercises within 60 days of February 28, 2009.
3	Shares subject to a vesting schedule, forfeiture risk and other restrictions.
4	Percentages are based on 60,423,035 shares outstanding on February 28, 2009, plus, for each person, the shares which would be issued assuming that such person exercises all options it holds which are exercisable within 60 days.
5

Because of SEC reporting rules, shares held by Realty Investment Company, Inc. (“Realty”), a real estate management and investment company, and certain Bainum family entities are attributed to Realty and more than one of the Bainums included in this table because Realty and such named Bainums have shared voting or dispositive control. Realty and members of the Bainum family (including various partnerships, corporations and trusts established by members of the Bainum family) in the aggregate have the right to vote 30,704,834 shares, approximately 50.82% of the outstanding shares of Company common stock on February 28, 2009.
6	Includes 3,354,860 shares owned by the Stewart Bainum, Jr. Declaration of Trust of which Mr. Bainum, Jr. is the sole trustee and beneficiary. Also includes 7,135,738 shares owned by Realty in which Mr. Bainum, Jr.’s trust owns voting stock and has shared voting authority; 1,200,000 shares owned by Mid Pines Associates Limited Partnership (“Mid Pines”), in which Mr. Bainum, Jr.’s trust is managing general partner and has shared voting authority; also includes 7,750 shares, which Mr. Bainum, Jr. has the right to receive upon termination of his employment with the Company pursuant to the terms of the Company’s retirement plans.
7	Includes 81,029 shares held directly by the Scott Renschler Declaration of Trust, of which Dr. Renschler is the sole trustee and beneficiary; and 120,849 shares owned by the BBB Trust J, a trust for the benefit of Dr. Renschler’s cousins for which he serves as trustee.
8	Includes 2,471,000 shares owned by the Barbara Bainum Declaration of Trust of which Ms. Bainum is the sole trustee and beneficiary. Also includes 1,200,000 shares owned by Mid Pines, in which Ms. Bainum’s trust is a general partner and has shared voting authority; and 7,135,738 shares owned by Realty, in which Ms. Bainum’s trust owns voting stock and has shared voting authority. Also includes 276,854 shares owned by trusts for the benefit of Ms. Bainum’s nephews of which Ms. Bainum is the sole trustee. Ms. Bainum’s address is 8171 Maple Lawn Blvd., #375, Fulton, Maryland 20759.
9	Includes 4,125,157 shares owned by the Bruce Bainum Declaration of Trust of which Mr. Bainum is the sole trustee and beneficiary. Also includes 1,200,000 shares owned by Mid Pines, in which Mr. Bainum’s trust is a general partner and has shared voting authority; and 7,135,738 shares owned by Realty, in which Mr. Bainum’s trust owns voting stock and has shared voting authority. Also includes 159,454 shares owned by trusts for the benefit of Mr. Bainum’s adult children of which Mr. Bainum is the sole trustee. Mr. Bainum’s address is 8171 Maple Lawn Blvd., #375, Fulton, Maryland 20759.
10	Includes 3,248,942 shares owned by the Roberta Bainum Declaration of Trust of which Ms. Bainum is the sole trustee and beneficiary. Also includes 1,200,000 shares owned by Mid Pines, in which Ms. Bainum’s trust is a general partner and has shared voting authority; and 7,135,738 shares owned by Realty, in which Ms. Bainum’s trust owns voting stock and has shared voting authority. Ms. Bainum’s address is 8171 Maple Lawn Blvd., #375, Fulton, Maryland 20759.
11	Includes 3,706,286 shares held directly by the Stewart Bainum Declaration of Trust, of which Mr. Bainum is the sole trustee and beneficiary; 7,135,738 shares owned directly by Realty, in which Mr. Bainum and his wife’s trusts own voting stock and have shared voting authority; 224,399 shares held by Cambridge Investment Co., LLC in which Mr. Bainum is the sole Class A member; and 60,000 shares owned by Dinwiddie Enterprises, Inc. (FKA Edelblut Associates, Inc.), a private investment company in which Mr. Bainum’s trust owns all the stock. Also includes 4,471,002 shares held by the Jane L. Bainum Declaration of Trust, the sole trustee and beneficiary of which is Mr. Bainum’s wife. Mr. Bainum’s address is 8171 Maple Lawn Blvd., #375, Fulton, Maryland 20759.
12	Includes 41,586 shares owned by the Todd Renschler Declaration of Trust of which Mr. Renschler is the sole trustee and beneficiary. Also includes 7,135,738 shares owned by Realty for which Mr. Renschler serves as a Director and in which his trust owns stock. Mr. Renschler’s address is 8171 Maple Lawn Blvd., #375, Fulton, Maryland 20759.
13

The Company is relying on the Schedule 13G, filed on February 5, 2009, by Barclays Global Investors, N.A., Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG. The address for Barclays Global Investors, N.A. and Barclays Global Fund Advisors is 45 Fremont Street, San Francisco, CA 94105. The address for Barclays Global Investors, Ltd. is Murray House, 1 Royal Mint Court, London, EC3N 4HH. The address for Barclays Global Investors Japan Trust and Banking Company Limited and Barclays Global Investors Japan Limited is Ebisu Prime Square Tower, 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo, 150-8402, Japan. The address for Barclays Global Investors Canada Limited is Brookfield Place 161 Bay Street, Suite 2500, PO Box 614, Toronto, Canada, Ontario M5J 2S1. The address for Barclays Global Investors Australia Limited is Level 43, Grosvenor Place, 225 George Street, PO Box N43, Sydney, Australia NSW 1220. The address for Barclays Global Investors

(Deutschland) AG is Apianstrasse 6, D-85774, Unterfohring, Germany. The reporting person has sole voting power with respect to 4,735,855 shares, shared voting power with respect to no shares and sole dispositive power with respect to 5,566,513 shares.

14	The Company is relying on the Schedule 13G, filed on February 12, 2009, by Baron Capital Group, Inc. (“BCG”), BAMCO, Inc., Baron Capital Management, Inc. (“BCM”) and Ronald Baron. According to this filing, BCG beneficially owns 3,696,100 shares, BAMCO, Inc. beneficially owns 4,625,550 shares, BCM beneficially owns 257,900 shares and Ronald Baron beneficially owns 4,913,650 shares. These reporting persons disclaim beneficial ownership to the extent these shares are held by their investment advisory clients and not directly by the reporting persons. The address for the reporting persons is 767 Fifth Avenue, New York, New York 10153.
15	Realty is controlled by members of the Bainum family, including Stewart Bainum, Jane Bainum, Stewart Bainum, Jr., Barbara Bainum, Bruce Bainum, Roberta Bainum and Todd Renschler. Realty’s address is 8171 Maple Lawn Blvd., #375, Fulton, Maryland 20759.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Executive Compensation Program

Choice’s compensation program reflects a belief that executive talent is attracted to a company that recognizes and rewards performance, and with strong performance the Company can deliver shareholder value. In selecting and rewarding executives, the Company intends to continue its practice of providing direct accountability for individual and organizational results for each executive, and ensuring the rewards are commensurate with the contributions and results delivered for shareholders.

In 2008, we completed the transition of our Chief Executive Officer role. As previously announced, Charles A. Ledsinger, Jr. stepped down as Chief Executive Officer on June 26, 2008, and Stephen P. Joyce, who was appointed President and Chief Operating Officer on May 1, 2008, was appointed as President and Chief Executive Officer on June 26, 2008. In addition, on March 21, 2008, Bruce N. Haase was promoted to Executive Vice President, Global Brand Operations.

For purposes of this Compensation Discussion and Analysis section and the compensation tables and narratives that follow, the Named Executive Officers are: Charles A. Ledsinger, Jr., Vice Chairman and former Chief Executive Officer; Stephen P. Joyce, President and Chief Executive Officer; David L. White, Senior Vice President, Chief Financial Officer and Treasurer; Thomas L. Mirgon, Senior Vice President, Human Resources and Administration; Bruce N. Haase, Executive Vice President, Global Brand Operations; and David A. Pepper, Senior Vice President, Franchise Development & Emerging Brands.

In reviewing the information contained in this proxy statement, please note that the Company granted its 2008 general salary increases and equity awards in February 2008 and paid 2008 general annual bonuses in February 2009. Special awards can occur outside of the normal annual cycle, if and when merited, as determined by the Compensation Committee (the “Committee”) in its discretion.

Compensation Objectives

Choice’s executive compensation philosophy has been developed to enable Choice to hire and retain qualified, motivated executives while meeting its business needs and objectives. Consistent with this philosophy, the compensation program has been designed to achieve the following objectives:

•

provide an attractive mix of salary and annual and long-term incentive compensation at competitive levels, as appropriate for public companies of our size, to enable the recruitment and retention of highly qualified executives;

•	link pay to corporate and individual performance to encourage and reward excellence and contributions that further Choice’s success;

•	align the interests of executives with those of our shareholders through grants of equity-based compensation that also provide opportunities for ongoing executive ownership; and

•	foster long-term focus required for success in the hospitality industry through equity incentives that vest over time.

Comparative Market Information

The Committee generally reviews its compensation policies and practices each year at its September meeting. Actual salary increases and annual equity awards typically occur at the Committee’s February meeting. In December 2005, the Committee retained the Semler Brossy Consulting Group to perform a comprehensive compensation design study for the Company. For the 2008 compensation decisions, the Committee determined that the current design of the Company’s compensation package, as adopted pursuant to the December 2005 study, continues to reflect market practices and should remain unchanged. Therefore, no separate comprehensive market design study was performed during 2008. However, the Committee instructed our human resources department to conduct a comparative review of the levels of compensation in each element of our compensation program based on current general market survey information. The survey information reviewed by our human resources department and reported to the Committee during 2008 included the following:

•	Watson Wyatt Top Management Compensation Survey;

•	Mercer Executive Benchmarking Database; and

•	Towers Perrin General Industry Executive Compensation Database.

Choice believes that these general industry executive compensation surveys are widely reviewed and used by other public companies and that they provided a good representation of market trends and comparative information. The Committee did not single out the identities or characteristics of the component companies underlying this comparative market survey data in an effort to drive a specific result that varied from general market conditions when reviewing the survey information.

We do not specifically target, or “benchmark,” the amount of each component of compensation paid to the Named Executive Officers (or our executives generally) to any particular percentile or level within the comparative market survey information. Rather, the Committee reviews the survey information to obtain an understanding of current compensation practices and to ensure that our executive compensation is competitive and does not become too high or too low for a public company of our size. In 2008, as it has in recent years, the Committee generally referenced the market median of the survey information, on a size-adjusted basis, as one of the factors in its discussion and ultimate determination of the base salary, annual and long-term incentive compensation opportunity and the total compensation paid to each Named Executive Officer. Consistent with our compensation objectives, the Committee looks to the median of the survey information, as we believe Choice must pay competitively in order to retain our executive talent.

The Committee’s review of the median of the survey information was only one factor considered by the Committee in determining the actual compensation paid to each Named Executive Officer during 2008. The Committee also considered other, more subjective, factors, including Choice’s overall financial performance during the immediately preceding year (to keep compensation affordable to Choice, consistent with our objectives), an assessment of each officer’s performance during the immediately preceding year (which included, for each officer other than himself, Mr. Ledsinger’s assessment of the officer’s performance), any new or different responsibilities requested of the officer by Choice during the immediately preceding year, and each officer’s unique or special experience and skill set. In addition, in the case of Messrs. Ledsinger, Joyce and Mirgon, negotiated terms in their employment agreements provided certain minimum levels of compensation. We discuss how each of these factors affected each Named Executive Officer’s 2008 compensation, as applicable, below.

Elements of Named Executive Officer Compensation

During 2008, our executive compensation program consisted of four elements: base salary; annual incentive cash compensation; long-term equity incentives; and perquisites and other personal benefits. Consistent with prior years, we allocated overall compensation among these four elements based on a review of competitive market information. In addition, the Committee reviewed each element of compensation individually and in the aggregate, in order to create an appropriate overall compensation package.

In 2008, as has been the case in recent years, the largest component of total compensation for our Named Executive Officers, as well as our executive officers generally, was designed to be in the form of long-term equity incentive compensation, as valued at the time of the awards.

Base Salary

We believe the primary purpose of base salaries is to provide a level of competitive, fixed compensation in order to attract and retain executives. Based on its review of the comparative market information, as discussed above, the Compensation Committee noted that base salaries for executive officers in the survey materials reviewed were projected to increase an average of 3.9% from 2007 to 2008. Based on his review of this information, and subject to the other factors considered by Mr. Ledsinger and the Compensation Committee discussed below, Mr. Ledsinger recommended to the Committee that the Named Executive Officers (other than himself) generally receive the average base salary merit increase effective February 2008, in line with the average merit increases for the senior level executives contained within the market data. Mr. Ledsinger’s base salary merit increase was determined by the Compensation Committee based upon the same average base salary merit increase data as was considered for the other Named Executive Officers.

The Compensation Committee also reviewed each Named Executive Officer’s base salary (following merit increases) against the survey information. In the case of Messrs. Ledsinger, Haase and Pepper, the Committee approved additional “special market adjustments” to further increase base salaries to more closely align base salaries to the median for comparable positions in the survey information.

The actual 2008 merit increases in and the special market adjustments to base salary awarded in February 2008 to each of the applicable Named Executive Officers are set forth below (other than Mr. Joyce, who joined Choice later in the year):

Named Executive Officer	2008 Merit Increase (%)	2008 Special Market Adjustments (%)	2008 Total Increase (%)	2008 Base Compensation
Ledsinger(1)	4.00	1.03	5.03	835,000
White(2)	0	0	0	275,000
Mirgon	3.38	0	3.38	336,000
Haase(3)	4.00	5.77	9.77	360,000
Pepper(4)	4.00	4.90	8.90	300,000

(1)	Mr. Ledsinger received a 2008 merit increase of approximately 4.00% as shown in the table above and, at the same time he received a special market adjustment to his base salary of 1.03%, increasing his base salary to $835,000.
(2)	Upon his promotion to Senior Vice President in December 2007, the Committee approved a base salary increase for Mr. White equal to approximately 10%, raising his base salary to $275,000, which increase was intended to include his 2008 merit increase. Accordingly, he did not receive an additional merit increase during 2008.
(3)	Mr. Haase received a 2008 merit increase of approximately 4.0% as shown in the table above, which increased his base salary to $312,000. At the same time, he also received a special market adjustment increase to his base salary of 5.77%, further increasing his base salary to $330,000. Upon his promotion to Executive Vice President in March 2008, the Committee approved a promotion-linked base salary increase for Mr. Haase equal to approximately 9.09%, raising his base salary to $360,000. The percentage amounts in the table above reflect only his merit increase and special market adjustment for 2008; however the base compensation reflects the amount he earned for the majority of the year.
(4)	Mr. Pepper received a 2008 merit increase of approximately 4.0% as shown in the table above, which raised his base salary to 286,000. At the same time, he also received a special market adjustment to his base salary of approximately 4.9%, further increasing his base salary to $300,000.

As noted above, Mr. Joyce was appointed President and Chief Operating Officer effective May 1, 2008. At that time, Mr. Joyce’s annual base salary was set at $675,000 pursuant to the terms of his employment agreement. As part of the Company’s management succession process, the Compensation Committee retained the Semler Brossy Consulting Group in 2008 to perform a market survey of Chief Operating Officer and Chief

Executive Officer compensation levels. Based on the survey information, Mr. Joyce’s salary was set at approximately the 75th percentile level for a comparable President and Chief Operating Officer position, given that his position was expected to transition to the Chief Executive Officer role within six months. When Mr. Joyce was promoted to President and Chief Executive Officer on June 26, 2008, his base salary was increased to $775,000 pursuant to the terms of his employment agreement. The Compensation Committee utilized data from the Semler Brossy Consulting Group study in determining the increase in salary that would take effect upon Mr. Joyce’s promotion, with the amount established being slightly below the 50th percentile level for a comparable Chief Executive Officer position.

In connection with Mr. Joyce’s appointment as Chief Executive Officer, Mr. Ledsinger’s employment agreement was amended to provide that he would remain with Choice as a non-executive employee until December 20, 2009, during which time he will continue to receive his full base salary, among other compensation described herein, in exchange for providing transition assistance.

Annual Incentive Cash Compensation

Each of the Named Executive Officers participates in an annual cash incentive plan that provides the opportunity to earn an annual cash bonus, primarily based upon achievement of a company-wide diluted earnings per share (“EPS”) goal achieved during calendar year 2008, as established by the Compensation Committee in December 2007. Although Mr. Joyce joined Choice in May 2008, he received a bonus for the full year, pursuant to the negotiated terms of his employment agreement. Pursuant to his amended employment agreement, Mr. Ledsinger will remain eligible to receive bonus payments attributable to service for calendar years 2008 and 2009.

Consistent with prior years, the Committee chose EPS as the primary objective measurement for our 2008 incentive plan in order to provide a direct link between company performance and shareholder value. EPS also provides an easily understood, clearly reported number that allows for clear comparisons with internal as well as external performance metrics. The EPS target for a 2008 plan payout at 100% of target was $1.88, which was increased from the target goal of $1.61 per share in 2007 and was recommended to the Committee by Mr. Ledsinger in December 2007 based on our target growth goals as set forth in the Company’s board-approved 2008 business plan.

Under the annual incentive plan, each participating Named Executive Officer has a target bonus opportunity as set forth below which is set as a percentage of each officer’s eligible earnings, consisting of the portion of each Named Executive Officer’s base salary that is actually paid in the calendar year. Minor variations between an executive’s eligible earnings and base salary for 2008 resulted from the number of pay periods occurring during calendar year 2008. Based on his review of the survey information discussed above, Mr. Ledsinger recommended the target bonus opportunity for each Named Executive Officer, other than himself and Mr. Joyce. The target bonus opportunities for each of Messrs. Ledsinger and Joyce were established pursuant to the terms of their negotiated employment agreements. The target bonus levels for each of the Named Executive Officers for calendar year 2008 are presented below:

Named Executive Officer	2008 Target Bonus
Ledsinger	100% of Eligible Earnings
Joyce	100% of Eligible Earnings
White	50% of Eligible Earnings
Mirgon	50% of Eligible Earnings
Haase(1)	55% of Eligible Earnings
Pepper	50% of Eligible Earnings

(1)	In connection with Mr. Haase’s promotion to Executive Vice President in March 2008, his target bonus for calendar year 2008 increased from 50% to 55%.

Upon the recommendation of Mr. Ledsinger and due to the Committee’s belief that the annual plan structure has been successful in incentivizing and rewarding the Named Executive Officers from year-to-year, in December 2007 the Committee approved the same annual incentive plan structure for calendar year 2008 as was in place in 2007 and prior years. The 2008 annual plan was structured to pay the target bonus level for each Named Executive Officer upon achievement of an established EPS goal, and to pay a varying percentage of the target for EPS performance above or below the annual goal as follows:

•	no payment unless Choice achieves the minimum performance level of 90% of the EPS goal ($1.6920 per share);

•	payment equal to 50% of the target award for achievement of 90% of the EPS goal ($1.6920 per share);

•	payment equal to 100% of the target award for achievement of the target performance level ($1.8800 per share);

•	payment equal to 200% of the target award for achievement of the maximum performance level, or 120% of the EPS goal ($2.2560 per share); and

•	payment is interpolated between these values depending on actual EPS results.

The level of achievement of the EPS target, combined with each officer’s established target bonus percentage, is the primary driver of each officer’s annual bonus payment for the year. However, for each participating Named Executive Officer, other than Messrs. Ledsinger and Joyce, the bonus payout as determined by this formula under the annual plan may be further adjusted based on the Chief Executive Officer’s assessment of each officer’s degree of achievement of certain pre-determined individual performance objectives for the year. These performance objectives, where applicable, are based in part upon a qualitative evaluation of performance, but could also include franchisee/customer satisfaction and RevPAR (Revenue Per Available Room) improvement, in addition to other relevant measures, and incorporate each executive officer’s accountability for the successful execution of key initiatives tied to the achievement of Choice’s strategic plan. Individual performance may result in an adjustment of the bonus payout of up to 20% (increase or decrease); however, for 2008, no Named Executive Officer’s individual performance resulted in an increase or decrease of more than 5% of his annual cash bonus amount.

The 2008 annual bonuses for Messrs. Ledsinger and Joyce were based solely upon the level of attainment of the EPS goal because the Committee believes that the Chief Executive Officer’s annual bonus, if any, should be directly tied to the EPS we deliver to our shareholders. The Chief Executive Officer has the primary responsibility for this goal.

Pursuant to the annual incentive plan, EPS may be adjusted at the discretion of the Committee for certain items. In order to clarify the application of the bonus plan for 2008 and subsequent years, the Committee took action in December of 2008 to permit adjustments to EPS for bonus calculation purposes applicable in 2008 and in subsequent years for certain costs required to be accounted for in accordance with (i) Statement of Financial Accounting Standards No. 112 – “Employers’ Accounting for Postemployment Benefits” and (ii) Statement of Financial Accounting Standards No. 146 – “Accounting For Costs Associated With Exit or Disposal Activities.” After allowing for these now standard plan permitted adjustments, and an additional adjustment to exclude tax expenses related to passive income earned by certain of the Company’s foreign subsidiaries in prior years (2005-2007), at the time of the December Committee meeting, the EPS for 2008 bonus plan determination purposes was expected to result in a bonus payout ranging between 65% and 75% of target. Subsequent to the Committee’s December meeting, a charge relating to a provision for the impairment of certain notes receivable was incurred, further reducing EPS, which would have further reduced bonus payouts. In January 2009, the Committee considered management’s rapid and effective response to significant changes in economic conditions, the success of which was evidenced in part by the Company’s relative operating performance and strong stock price performance as compared to its peers. The Committee also considered the potential negative retention effect of further reducing the bonus payout percentage (especially when contrasted with payouts at 140% of target or more during the previous six years). Considering these factors, the Committee exercised its discretion to approve bonuses to be paid out at 75% of target.

The actual payouts to the participating Named Executive Officers under the 2008 annual incentive plan are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table below.

Long-Term Equity Incentives

2008 Equity Awards

As described under our compensation objectives above, we believe annual awards of long-term equity are imperative to foster the long-term focus of our executives required for success in the hospitality industry. Similar to 2007 and prior years, and based upon the recommendation of Mr. Ledsinger, the aggregate annual equity award granted to each of Messrs. White, Mirgon, Haase and Pepper in 2008 was based on a combination of stock options and performance-vested restricted stock units (“PVRSUs”), with stock options targeted at approximately 75% of the long-term incentive opportunity and PVRSUs targeted as the remaining approximately 25% of the award. Mr. Ledsinger’s aggregate annual equity grant was also awarded in this manner. The allocation of Mr. Joyce’s initial equity awards was based upon recruitment negotiations. Since 2006, we have granted PVRSUs in lieu of service-based restricted stock awards for our senior executives (including the Named Executive Officers) to further align compensation and the cumulative contribution of these executives to increasing our performance, as they are the executives most responsible for this performance. Also, the addition of the performance feature permits Choice to deduct these awards for income tax purposes, whereas service-based restricted stock is otherwise not deductible under Section 162(m) of the Internal Revenue Code. The annual equity award is weighted more heavily towards stock options because the value of stock options only increases if the market price of our Common Stock increases, which we believe provides a direct incentive for our executives to increase shareholder value. The inclusion of PVRSUs as part of the annual equity award also provides a direct incentive for achieving consistent earnings growth. The overall combination of stock options and PVRSUs is intended to focus the executives on long-term performance while also serving as a retention tool.

Like the PVRSU awards granted to the applicable Named Executive Officers for the 2007 – 2009 performance period, the number of PVRSUs that actually vest under the 2008 – 2010 performance period award will range from 0% to 200% of the initial grant based on our three-year cumulative EPS performance as compared to the target EPS goal for the period. Mr. Joyce’s performance-based restricted stock unit (“PBRSU”) award differs from the other Named Executive Officer’s awards because it is linked to a five-year performance period and measured by cumulative growth in earnings per share at an identified target rate. Similar to the adjustments to EPS under our annual incentive plan, as discussed above, the Compensation Committee has the discretion to adjust EPS at the end of the performance period for certain items, which we anticipate will be the same items, if any, as determined appropriate under the annual incentive plan for each year within the performance period. However, for calendar year 2008, adjusted EPS shall include only the adjustments approved by the Committee at its December 2008 meeting and not the adjustment approved in January 2009. Similar to the annual incentive plan, 50% of the PVRSU award will vest if threshold (90% of target) EPS growth is obtained, and 200% of the award will vest if maximum (120% of target) EPS growth is achieved. We believe it is appropriate to structure our PVRSUs in a manner similar to our annual incentive plan similarly because both types of incentives are designed to achieve a similar purpose – performance growth – over their respective periods.

Because disclosure of the cumulative EPS targets for the ongoing performance periods could easily be used in a competitively harmful way by our franchisees, potential franchisees and other third parties, we are not disclosing our actual PVRSU and PBRSU EPS targets until the end of the respective performance periods. However, in determining the cumulative EPS target for the 2008 – 2010 performance period, the Compensation Committee considered and approved Mr. Ledsinger’s recommendation based on our projected target growth under our strategic plan over the next three years.

In order to determine the 2008 actual equity award value for each participating Named Executive Officer (other than Mr. Joyce), consistent with prior years, each officer generally receives an annual equity award with a value based upon a multiplier of the officer’s base salary for the prior year. Each such officer’s multiplier was established as part of the comprehensive competitive market review in 2005 and has not changed since then, except for Mr. White, whose multiplier was increased in connection with his promotion to the role of Senior Vice President and Chief Financial Officer in December 2007 and Mr. Haase, whose multiplier was increased in connection with his promotion to the role of Executive Vice President in March 2008. Mr. Ledsinger, with the assistance of Mr. Mirgon, provided a range of potential values to the Committee at their meeting in February 2008 for each officer’s potential stock option and PVRSU award, with low, target and high values set forth for each officer. The ranges were determined based on ranges contained within the survey information discussed above. For Mr. Joyce, his initial hiring equity awards granted in May 2008 were based upon a combination of market data provided by the Semler Brossy Consulting Group, the value of a portion of his in-the-money, unvested equity awards from his previous employer and negotiations during the recruitment process. In April 2008, the Board approved an increase to Mr. Joyce’s hiring equity award in an amount equal to the remaining value of his in-the-money unvested equity awards from his previous employer for which Mr. Joyce was not compensated in connection with the conclusion of his separation settlement. Pursuant to Mr. Joyce’s employment agreement, the value of his future annual equity awards are to be at least $1,550,000 on the date of grant, which is based on a formula of two times the Chief Executive Officer salary level, as designated in his employment agreement.

Mr. Ledsinger recommended that Messrs. Mirgon and White receive 2008 equity awards valued at the target/midpoint level of the range for each type of award. He recommended that Messrs. Haase and Pepper receive 2008 equity awards valued at the high end of the range, to recognize overachievement of their respective management by objective goals. Upon his promotion to Executive Vice President, Mr. Haase received a special award of restricted stock described in footnote one to the table below. Mr. Joyce joined Choice after the 2008 annual equity awards were granted.

As discussed in the preamble to the Grants of Plan-Based Awards Table below, the number of shares subject to the stock option portion of the equity award granted to each officer is based on the Black Scholes option-pricing model. The expected term assumption used in the option-pricing model for purposes of determining grant size differs from the term assumption used for determining accounting expense pursuant to FAS 123(R) in that the full contractual term of the option was used when determining grant size to represent the full potential value of the award conveyed by Choice to the officers. See the preamble to the Grants of Plan-Based Awards Table for more information on how we determine the actual number of shares subject to each type of equity award.

The following table sets forth the equity award value targets for each applicable Named Executive Officer in 2008:

Named Executive Officer	2007 Base Salary ($)(1)	Target Award Value as a Percentage of Salary (%)	Aggregate Annual Equity Award Value at Target ($)
Ledsinger	795,000	200	1,590,000
White	275,000	100	275,000
Mirgon	325,000	100	325,000
Haase(1)	300,000	100	300,000
Pepper	275,000	100	275,000

2008 annual equity awards were calculated based on each officer’s base salary prior to the 2008 merit increase. Mr. Joyce joined Choice after the 2008 annual equity awards were granted.

(1)

Upon his promotion to Executive Vice President, Mr. Haase was awarded 30,553 shares of restricted stock, having a market value of $1,000,000 at the time of grant. These shares begin to vest on the third anniversary of the grant date and 1/3rd of the award vests per year thereafter through the fifth anniversary of the grant date and are not included in the table above. This award was based upon a formula of approximately three times Mr. Haase’s salary and was intended to be a long-term retention tool.

For the actual equity awards made to each applicable Named Executive Officer in 2008, see the Grants of Plan-Based Awards Table below.

Equity Grants in Connection with Mr. Joyce’s Appointment

Pursuant to Mr. Joyce’s employment agreement entered into in connection with his appointment as President and Chief Operating Officer of Choice, Mr. Joyce received awards of restricted stock and stock options detailed in the Grants of Plan-Based Awards Table below. These awards were based upon a combination of market data provided by the Semler Brossy Consulting Group, value corresponding to a portion of unvested equity awards from his previous employer and negotiations during his recruitment. In April 2008, the Board approved an increase to Mr. Joyce’s hiring award in an amount equal to the remaining value of the unvested equity awards from his previous employer for which Mr. Joyce was not compensated in connection with the conclusion of his separation settlement.

Equity Grant Practices

Annual equity awards to the Named Executive Officers are typically granted at the February Compensation Committee meeting (except for Mr. Ledsinger, whose awards are typically granted at the February Board meeting which is usually held the day following the February Compensation Committee meeting). Regular meetings of the Board and its Committees are generally scheduled at least a year in advance. Prior to 2008, the exercise price of stock options was determined based on the average of the high and low stock price on the date of grant. Beginning in 2008, the exercise price of each stock option awarded to the executives was the closing market price of Choice stock on the date of grant. This change in practice was made because Choice believes it represents market practice with respect to the stock option grant process. The exercise price of the stock option awards granted to Mr. Joyce in connection with his joining Choice was determined in this same manner. Choice currently prohibits the repricing of stock options.

Share Ownership Guidelines

Consistent with our compensation objectives, we believe that our executive officers individually, and as a group, should have a significant ownership stake in Choice. Thus, in December 2003, the Board of Directors established executive share ownership guidelines that became effective on January 1, 2004. The guidelines require that the Chief Executive Officer own Choice Common Stock valued at five times base salary. Each of the other Named Executive Officers are required to hold Common Stock valued at three times base salary. Each executive’s guideline will be recalculated annually, using base salary as of each January 1st and the average Choice stock closing price for the prior year. We believe these guidelines are consistent with the market information considered by management and described above.

These ownership targets must be met within five years of becoming subject to the guidelines. When ownership guidelines increase as a result of a change in title, the five-year period commences on the January 1st following the change of title. Stock ownership counting towards satisfaction of the guidelines includes:

•	shares owned outright by the executive or his or her immediate family members residing in the same household;

•	stock held in the 401(k) plan or the nonqualified deferred compensation plan;

•	stock held in the Choice employee stock purchase plan;

•	restricted stock, whether or not vested, and stock acquired upon the reinvestment of dividends on such shares;

•	shares acquired upon stock option exercises, which are then held by the employee;

•	shares held in trust (subject to specific approval); and

•	vested PVRSUs/PBRSUs.

The applicable Named Executive Officers must meet specified exemption criteria or obtain permission before selling stock during any time they fail to be in compliance with our share ownership guidelines. As of March 2009, Messrs. Mirgon, Haase and Pepper are in compliance with the guidelines. Messrs. Joyce and White are still within their respective five-year windows for acquiring shares sufficient to satisfy their current respective ownership guidelines. Mr. Ledsinger is no longer subject to executive share ownership guidelines.

Perquisites and Other Personal Benefits

Flexible Perquisites Program.     Executive officers, including each of the Named Executive Officers, are eligible to receive certain benefits not available to other full-time employees. In particular, in 2000 Choice instituted a Flexible Perquisites Program. We implemented this program in connection with our efforts to recruit certain key executives at such time. The program design and covered expenses were based on our review of competitive market information at such time and how other companies structured their flexible perquisites program.

Pursuant to the Flexible Perquisites Program, each Named Executive Officer is entitled to receive an aggregate amount of reimbursement that may be used by such executive officer on a range of specified personal benefits as follows: financial and estate planning and legal services, supplemental life insurance premiums, club membership dues, and certain health care and child and elder care expenses. These reimbursements represent taxable income to the executive; however, pursuant to the program, Choice will gross up any associated tax. We believe the cost to Choice to provide this program, and any associated gross up expense, is minimal as compared to the goodwill and retention benefits the program offers to our executives.

In 2008, the aggregate amount of reimbursement (prior to tax gross up) available to each Named Executive Officer under the Flexible Perquisites Program was as set forth below. We have not increased the award levels available to our executives under the Flexible Perquisites Program since 2003. The level of benefits available under the Choice Flexible Perquisites Program was below those provided by other companies, as evidenced by the competitive market information reviewed at the time, and we continue to believe that our program is below competitive market levels.

Named Executive Officer	2008 Eligible Reimbursement ($)
Ledsinger	31,800
Joyce	31,800
White	15,000
Mirgon	15,000
Haase	15,000
Pepper	15,000

For actual amounts reimbursed to each officer under the Flexible Perquisites Program during 2008, see the Summary Compensation Table below. In addition to the Flexible Perquisites Program, we offer our senior executives the Company’s “Stay at Choice” program, which provides reimbursements for nightly room charges to these executives when staying at Choice’s franchised properties, which are also grossed up for taxes. Through the “Stay at Choice” program we seek to encourage our senior executives to use our hotels when traveling on personal matters as they are the best source of input and feedback as to the value and consistency of our product. There is no limit on an executive’s use of this program during the year, for the reasons set forth above.

Other Personal Benefits.    In addition to participation in the Flexible Perquisites Program, the employment agreements of both Mr. Ledsinger and Mr. Joyce provide for an allowance for automobile expenses, initial and annual fees at a dining and/or recreational club (for Mr. Ledsinger, through utilizing an existing corporate golf membership and for Mr. Joyce, at a club of his choosing) for the purpose of business entertainment, and personal use of the aircraft utilized by the Company for up to 25 flight hours per year. Mr. Ledsinger is responsible for related taxes on imputed income for his auto allowance and personal use of the aircraft utilized by the Company. Mr. Joyce’s employment agreement provides that Choice shall gross up any associated taxes to Mr. Joyce in connection with these benefits.

Each of the remaining applicable Named Executive Officers is also given an annual car allowance. For the aggregate cost to Choice for each of the perquisites or other personal benefits described above, see the All Other Compensation column of the Summary Compensation Table below.

Consulting Agreement with Mr. Ledsinger

As previously disclosed, in connection with Mr. Joyce’s appointment as Chief Executive Officer, we entered into an amendment to Mr. Ledsinger’s employment agreement, the term of which expires on December 20, 2009, and a consulting agreement that commences simultaneously with the termination of the employment agreement and continues through October 31, 2013. The consulting agreement provides that Mr. Ledsinger shall provide consulting and advisory services to Choice on an as needed and as available basis, not to exceed five hours per week. For his services, Mr. Ledsinger will receive (i) executive office space, parking, customary office supplies and associated services (including email access and full-time administrative support) and (ii) use of Choice’s corporate country club membership (to the extent permissible under the club’s corporate membership rules). Mr. Ledsinger will be required to pay monthly membership dues and any charges he incurs at the club.

Retirement Plans

We offer our senior executives, including each of the Named Executive Officers, a reasonable retirement package, comprised of various non-qualified retirement plans which are not offered to our employees generally. Not only do we believe the combination of these retirement plans is reasonable, but we also believe these plans encourage retention of our executives and reward them for long, continued service to Choice. We provide the non-qualified plans due to the regulatory limits on the amount of compensation that can be contributed to qualified retirement plans. We believe these limits leave higher-paid executives without competitive retirement income replacement. Accordingly, the non-qualified plans are a vital part of an executive’s financial planning to bridge the divide between Social Security and retirement income.

For more information on these plans, see the Change in Pension Value and All Other Compensation columns of the Summary Compensation Table below, as well as the Pension Benefits and Non-Qualified Deferred Compensation Tables and accompanying narratives below. Since we instituted these plans, we have made no material changes to their basic structure or manner of calculating the level of benefits provided thereunder.

Severance and Change in Control Arrangements

Each of the Named Executive Officers is entitled to receive various payments and continued benefits upon various triggering events. These arrangements are set forth in employment agreements with each of Messrs. Ledsinger, Joyce and Mirgon, a non-competition, non-solicitation and severance agreement (hereinafter referred to as a “Severance Agreement”) with Mr. Haase and, for each of Messrs. White and Pepper, the Choice Hotels International Severance Benefit Plan which is applicable to all of our employees who do not otherwise have an employment agreement or Severance Agreement with Choice. The terms of the severance provisions and benefits in each of these agreements and the Choice Hotels International Severance Benefit Plan were based on what the Committee believed was competitive within our market at the time. In addition, the agreements of Messrs. Ledsinger and Joyce were based on recruitment negotiations, with the Committee giving due consideration to market terms at the time.

During 2007, the Compensation Committee, with the assistance of data provided by the Semler Brossy Consulting Group, reviewed the overall severance and termination/change in control arrangements applicable to the Named Executive Officers other than Mr. Ledsinger, whose arrangements were already established in his employment agreement. The Committee conducted this review due to the departure of three of our senior executives in early 2007. While our succession planning allowed Choice to rebound from these departures, both management and the Committee felt it was important to enter into severance related agreements upon conservative market terms with certain other senior executives as an important retention tool.

Based on data provided by the Semler Brossy Consulting Group, Mr. Ledsinger recommended and the Compensation Committee approved, entering into a Severance Agreement with Mr. Haase and amending Mr. Mirgon’s employment agreement, in each case to provide for 18 months of severance and termination benefits in the event of termination without cause or constructive termination. Mr. Haase’s Severance Agreement and the amendment to Mr. Mirgon’s employment agreement also provide, upon certain termination events, for a non-compete and non-solicitation period following termination. The Committee felt these new severance, non-competition and non-solicitation provisions were typical within our industry and were reasonable and enforceable.

In addition, consistent with the provisions set forth in Messrs. Ledsinger and Mirgon’s current employment agreements and company practice, the Committee approved severance payments for Mr. Haase upon termination following a change in control (i.e., a “double trigger”).

The provision of severance payments upon termination following a change in control were adopted to ensure that, in the event Choice is considering a change in control transaction, its executives will not be tempted to act in their own interests rather than the interests of Choice’s shareholders. These executives may lose their ability to influence our performance after a change in control and may not be in a position to earn incentive awards or vest in equity awards, and thus might be biased against such a transaction. These provisions are designed to make any transaction neutral to the executives’ economic interests. With respect to the severance payments and continuation of benefits upon a constructive termination or termination without cause, outside of a change in control, the Committee believed these provisions will help ensure that executives who are unexpectedly terminated for reasons outside of their control are appropriately compensated and provided for during a limited period of time following termination.

The Choice Hotels International Severance Benefit Plan applicable to Messrs. White and Pepper was developed by management after a review of market conditions at the time of implementation. This Plan is updated from time to time as management deems appropriate in response to changing market conditions and provides for severance compensation in certain events, but does not include non-competition or non-solicitation restrictions.

In connection with the Company’s management succession process that was completed during 2008, Choice entered into an employment agreement with Mr. Joyce on March 20, 2008, which was subsequently amended on April 30, 2008, the terms of which were based upon arms-length negotiations. Mr. Joyce’s employment agreement contains severance benefits following constructive termination and termination following a change in control. Choice also amended Mr. Ledsinger’s employment agreement on June 26, 2008, to address Mr. Joyce’s promotion to the Chief Executive Officer role and the Company’s transition service needs. The amendment to Mr. Ledsinger’s agreement was the result of arms-length negotiations.

For a more detailed discussion of the arrangement applicable to each Named Executive Officer, including an estimated quantification of the benefits payable to each officer assuming a termination event as of December 31, 2008, see the Potential Payments upon Termination or Change in Control section below.

Tax Deductibility of Compensation

Section 162(m) of the Code imposes a $1 million ceiling on tax-deductible compensation paid to the Chief Executive Officer and the next three most highly compensated executive officers (other than the CFO) who are employed as of the end of the year. Certain types of compensation are only deductible if performance criteria are set and shareholders have approved the compensation arrangements. The Company believes that while it is generally in the best interest of shareholders to structure compensation plans so that compensation is deductible under Section 162(m), there may be times when the benefit of the deduction would be outweighed by other corporate objectives, such as the need for flexibility.

Restricted stock awards are generally not tax deductible under Section 162(m); however, our PVRSUs and PBRSUs are fully deductible for Section 162(m) purposes and thus all equity awards to our Named Executive Officers in 2007 and 2008, other than the restricted stock awards, are fully deductible under Section 162(m).

THE FOLLOWING COMPENSATION COMMITTEE REPORT SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

BOARD COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

Recommendation

The Compensation Committee of the Company has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based upon such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement.

THE COMPENSATION COMMITTEE

Ervin R. Shames, Chairman

Gordon A. Smith

David C. Sullivan

William L. Jews

SUMMARY COMPENSATION TABLE

The following table summarizes total compensation paid or earned by each of the Named Executive Officers for the year ended December 31, 2008:

Name and Principal Position	Year	Salary(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)(5) ($)	All Other Compensation(6) ($)	Total ($)
Charles A. Ledsinger, Jr.	2008	862,500	602,769	1,038,358	646,875	35,908	1,152,692	4,339,102
Vice Chairman, Former	2007	790,385	1,670,633	1,181,497	1,106,538	1,321,305	172,577	6,242,935
Chief Executive Officer(7)	2006	749,615	1,522,536	1,303,822	1,161,904	609,779	180,850	5,528,506

Stephen P. Joyce	2008	491,346	651,822	354,062	585,280	1,535,897	119,159	3,737,566
President, Chief Executive Officer(8)

David L. White	2008	285,769	131,634	102,074	107,163	134,228	59,963	820,831
Senior Vice President,	2007	247,115	108,463	44,093	138,385	—	31,636	569,692
Chief Financial Officer and	2006	192,161	60,895	40,128	119,140	—	29,809	442,133
Treasurer

Thomas L. Mirgon	2008	347,654	143,535	171,447	136,889	130,450	110,240	1,040,215
Senior Vice President,	2007	323,962	152,041	179,239	226,773	147,232	72,260	1,101,507
Human Resources &	2006	315,308	101,327	178,240	244,363	96,401	77,179	1,012,818
Administration

Bruce N. Haase	2008	362,192	272,043	243,752	146,155	133,864	78,528	1,236,534
Executive Vice President,	2007	284,892	124,477	207,857	199,425	129,814	64,308	1,010,773
Global Brand Operations(9)	2006	—	—	—	—	—	—	—

David A. Pepper	2008	308,654	224,120	175,832	118,060	68,489	59,996	955,151
Senior Vice President,	2007	273,846	209,016	149,808	203,194	85,857	63,460	985,181
Franchise Development &	2006	—	—	—	—	—	—	—
Emerging Brands

(1)	Values reflect base salary actually received by each Named Executive Officer in 2008.
(2)	Values reflect the FAS 123(R) expense recognized by Choice for each respective year, disregarding any estimates of forfeitures relating to service-based vesting conditions. Assumptions used to calculate the FAS 123(R) fair value for 2008 are discussed in Notes 18, 17 and 16 to Choice’s audited financial statements included in our Annual Report on Form 10-K, for the years ended December 31, 2008, 2007 and 2006, respectively.
(3)	Values reflect the cash awards to each of the Named Executive Officers under the Management Incentive Plan. For a discussion of the performance targets under the 2008 Management Incentive Plan, see the “Compensation Discussion and Analysis—Annual Incentive Cash Compensation” above. For a discussion of the potential amounts payable to each Named Executive Officer under the 2008 Management Incentive Plan, see the Grants of Plan-Based Awards Table below.
(4)	For 2008, the following table reflects the change in pension value and preferential earnings on nonqualified deferred compensation under the Executive Deferred Compensation Plan (“EDCP”) and the Supplemental Executive Retirement Plan (“SERP”). Note that Mr. Ledsinger’s change in pension value is negative due to his retirement at age 59, rather than age 60, which caused a decrease in liability. Pursuant to the terms of his employment agreement, Mr. Joyce will be credited with an additional ten years of service upon attaining age 55. The change in pension value amount reflects an appropriate accrual.

Named Executive Officer	Change in Pension Value (SERP) ($)	Preferential Earnings (EDCP) ($)
Ledsinger	(285,075)	320,983
Joyce	1,534,956	941
White	126,911	7,317
Mirgon	81,784	48,666
Haase	51,935	81,929
Pepper	23,731	44,758

(5)	As discussed in more detail in the Non-Qualified Deferred Compensation Table and accompanying narrative below, one of the investment options available for each participating Named Executive Officer under the EDCP is the “Moody’s Plus Rate of Return,” which return is equal to the annual yield of the Moody’s Average Corporate Bond Rate Yield Index plus 300 basis points. The guaranteed portion of the earnings, or the 300 basis points, are reflected in this column, while the aggregate earnings for each participating Named Executive Officer under the EDCP during 2008 are included in the Non-Qualified Deferred Compensation Table below.
(6)	See the All Other Compensation Table below for additional information on the amounts included for each Named Executive Officer in the 2008 All Other Compensation column.
(7)	Mr. Ledsinger served as Vice Chairman and Chief Executive Officer until June 26, 2008, at which point he became a non-executive employee of Choice and continued to serve as Vice Chairman of the Board of Directors. For a description of the terms of Mr. Ledsinger’s employment with Choice after his resignation as Chief Executive Officer on June 26, 2008, see “Employment Agreements” and “Potential Payments Upon Termination or Change in Control” below.
(8)	Mr. Joyce was appointed as our President and Chief Operating Officer on May 1, 2008, and became our President and Chief Executive Officer effective June 26, 2008. For a discussion of Mr. Joyce’s employment agreement with Choice, see “Employment Agreements” and “Potential Payments Upon Termination or Change in Control” below.
(9)	Mr. Haase served as Senior Vice President, Brand Operations & International until March 21, 2008, at which time he was promoted to Executive Vice President, Global Brand Operations.

ALL OTHER COMPENSATION

The following table further illustrates the components of the 2008 All Other Compensation column in the Summary Compensation Table above:

	Company EDCP/Non- Qualified Match ($)	Company 401(k) Match ($)	Tax Payments ($)(a)	Other Benefits ($)(b)	Severance Payments ($)(c)	Total ($)
Ledsinger	115,575	13,800	7,031	42,220	974,066	1,152,692
Joyce	34,904	0	11,413	72,842	0	119,159
White	12,233	9,200	8,368	30,162	0	59,963
Mirgon	39,741	13,800	20,130	36,569	0	110,240
Haase	22,239	4,926	16,836	34,527	0	78,528
Pepper	13,949	9,200	8,290	28,557	0	59,996

(a)	Represents amounts reimbursed for payment of taxes with respect to certain perquisites paid during 2008 pursuant to our Flexible Perquisite Program, including certain financial and estate planning and legal services, supplemental life insurance premiums, club membership dues, and certain health care and child and elder care. This column also includes amounts reimbursed for payment of taxes with respect to amounts reimbursed under the Choice “Stay at Choice” program which provides reimbursements to senior executives when staying at Choice hotels properties for purposes other than business. Mr. Joyce also receives reimbursement for payment of taxes attributable to his initiation and annual club fees, auto allowance and the amounts properly included in his W-2 wages for airplane use.
(b)	Benefits included in this column include the following amounts or types of compensation:

•	reimbursement for stay during 2008 under our Stay at Choice program, which was $6,056 for Mr. Haase; $7,247 for Mr. Mirgon; $2,619 for Mr. White; and $906 for Mr. Joyce;

•

reimbursement of club dues incurred in 2008, which was $7,360 for Mr. Ledsinger; $14,855 for Mr. Joyce (consisting of initiation fees of $12,450 and monthly charges of $2,045 in the aggregate); $1,828 for Mr. Haase; and $2,215 for Mr. Pepper;

•

reimbursement of financial and estate planning services and legal expenses incurred during 2008 under the Flexible Perquisites Program, which were $13,193 for Mr. Mirgon; $19,150 for Mr. Ledsinger; $1,100 for Mr. White; and $3,800 for Mr. Haase;

•	reimbursement of health care expenses incurred during 2008 under the Flexible Perquisites Program, which were $98 for Mr. Joyce; $7,616 for Mr. Haase; $179 for Mr. Pepper; and $1,807 for Mr. Mirgon;

•	reimbursement of child care expenses incurred during 2008 under the Flexible Perquisites Plan, which were $13,900 for Mr. White; and $12,606 for Mr. Pepper;

•	a car allowance for each officer, as follows: $12,462 for Mr. White; $12,462 for Mr. Mirgon; $12,462 for Mr. Pepper; $8,631 for Mr. Joyce; $12,462 for Mr. Haase; and $13,708 for Mr. Ledsinger;

•	reimbursement of individual life insurance policy premium of $1,323 for Mr. Haase;

•	group term life insurance premiums paid by Choice on behalf of each Named Executive Officer; and

•	for Mr. Joyce only, the actual cost to the Company for his personal use of the Company’s aircraft, which was $47,957 for three personal trips taken in 2008.

Other than as described above, none of the other benefits for any Named Executive Officer exceeded $25,000 or 10% of the total amount of benefits provided to the officer.

(c)	Represents the value on June 26, 2008 of shares of unvested restricted stock for which the restrictions lapsed upon Mr. Ledsinger’s change in status from Chief Executive Officer to non-executive employee.

GRANTS OF PLAN-BASED AWARDS FOR 2008

As discussed in “Compensation Discussion and Analysis—Long-Term Equity Incentives” above, the aggregate equity value to be awarded to each Named Executive Officer annually, including for 2008, is determined by the Committee. For each Named Executive Officer’s aggregate annual equity value, approximately 75% is awarded as stock options and 25% is awarded as performance-vested restricted stock units (“PVRSUs”). Mr. Joyce joined the Company after the 2008 annual equity awards were granted. For each Named Executive Officer, the value of the aggregate equity grant to be delivered as options is divided by the Black Scholes value on the date of grant to determine the number of shares to be granted. For example, as discussed in the “Compensation Discussion and Analysis,” Mr. Ledsinger’s long-term equity grant value in 2008 was 200% of his base salary, or $1,590,000 (at the time of grant, Mr. Ledsinger’s base salary before his merit increase was $795,000). Seventy-five percent of this value, or $1,192,500, was granted as stock options. The Black-Scholes value was $10.814. Thus, the number of shares subject to his option grant on February 11, 2008 was determined as follows: $1,192,500/$10.814 = 110,274 shares. The value of the aggregate equity grant to be delivered as PVRSUs was divided by the closing price of Choice’s Common Stock prior to the date of grant. Thus, Mr. Ledsinger’s PVRSU grant was determined as follows: $397,500 (25% of the aggregate equity award value for 2008)/$33.08 = 12,016 PVRSUs. As discussed in the “Compensation Discussion and Analysis,” the Black-Scholes assumptions used for determining option awards grant size differ from the assumptions used for accounting purposes by reflecting the maximum term versus the expected life. In addition, as discussed in “Compensation Discussion and Analysis—Long-Term Equity Incentives” above, in 2008 Messrs. Joyce and Haase received grants of restricted stock in connection with our management succession plan.

Name	Grant Date	Estimated Future Payouts Under Non-Equity(1) Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise Base Price of Option Awards ($)(5)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ledsinger		417,500	835,000	1,670,000
	2/11/2008								110,274	33.37	868,297
	2/11/2008				6,008	12,016	24,032				400,974
Joyce		387,500	775,000	1,550,000
	5/1/2008								249,603	34.98	2,881,916
	5/1/2008					57,176					2,000,016
	5/1/2008							66,064			2,310,919
White		68,750	137,500	275,000
	2/10/2008								19,073	33.08	148,922
	2/10/2008				1,041	2,081	4,162				68,839
Mirgon		84,000	168,000	336,000
	2/10/2008								22,439	33.08	175,204
	2/10/2008				1,234	2,467	4,934				81,608
Haase		99,000	198,000	396,000
	2/10/2008								24,682	33.08	192,717
	2/10/2008				1,341	2,682	5,364				88,721
	3/21/2008							30,553			1,000,000
Pepper		75,000	150,000	300,000
	2/10/2008								23,336	33.08	182,207
	2/10/2008				1,288	2,575	5,150				85,181

(1)	Threshold amount reflects the threshold payment level under the Company’s 2008 Management Incentive Plan, which is 50% of the target amount. Maximum amount reflects 200% of the target amount. The threshold amount is paid if 90% of the performance goal is attained. The maximum amount is paid upon attaining 120% of the performance goal. For a discussion of the performance targets under the 2008 Management Incentive Plan, see “Compensation Discussion and Analysis—Annual Incentive Cash Compensation” above. For the actual payments made to each Named Executive Officer pursuant to the 2008 Management Incentive Plan, see the 2008 Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above.
(2)

Represents the range of PVRSU/PBRSU award sizes upon vesting. For a discussion of the performance target applicable to the PVRSUs for the 2008-2010 performance period and Mr. Joyce’s PBRSU performance target applicable to the 2008-2012 performance period, see

“Compensation Discussion and Analysis—Long-Term Equity Incentives” above. These PVRSU awards will vest, if at all, depending upon Choice’s actual three-year cumulative EPS compared to the performance target, except for Mr. Joyce’s PBRSU award that will vest, if at all, depending upon Choice’s actual five-year cumulative EPS growth rate compared to the performance target, as described in more detail in “Compensation Discussion and Analysis—Long-Term Equity Incentives” above. During the performance periods, dividends accrue on the PVRSUs and PBRSUs, if and at the same rate as dividends are paid on our outstanding Common Stock; provided, however, that dividends are only paid out to the extent that the PVRSUs or PBRSUs vest.

(3)	Represents grants of restricted stock to the applicable Named Executive Officers. These awards vest in equal installments on the anniversary of the grant date over a four-year period, except for Mr. Haase’s award that vests over a three-year period beginning on the third anniversary of the grant date, based on the continued employment of the officer. Dividends are paid on the restricted stock, if and at the same rate as dividends are paid on our outstanding Common Stock.
(4)	Represents grants of stock options to each Named Executive Officer. These awards vest in equal installments on the anniversary of the grant date over a four-year period, based on the continued employment of the officer.
(5)	The exercise price of an option is equal to the closing price of Choice Common Stock on the date of grant. Fair market value was established by the Committee as the closing price reported on the New York Stock Exchange on the date of the grant. If no shares were traded on the grant date, the Committee determines the fair market value. The Committee directed that the closing price reported on February 8, 2008 be the fair market value for the grants awarded on Sunday, February 10, 2008.

NARRATIVE TO THE SUMMARY COMPENSATION TABLE AND

GRANTS OF PLAN-BASED AWARDS TABLE

Employment Agreements

Choice has entered into employment agreements with each of Mr. Ledsinger, Mr. Joyce and Mr. Mirgon and Choice has entered into a Severance Agreement with Mr. Haase.

Mr. Ledsinger

Prior to Mr. Ledsinger’s resignation as Chief Executive Officer, effective June 26, 2008, Mr. Ledsinger was party to a Second Amended and Restated Employment Agreement with Choice, effective December 20, 2005 (the “Second Restated Ledsinger Employment Agreement”), which had a term of four years. Pursuant to the Second Restated Ledsinger Employment Agreement, Mr. Ledsinger was to be employed as President and Chief Executive Officer with an initial base salary during the term of $720,000 per year. Mr. Ledsinger was also entitled to participate in our annual incentive bonus plan in an initial amount during the term equal to 100% of his base salary, receive annual equity awards and participate in the Company’s retirement plans with ten years of enhanced service under the SERP and EDCP. Additionally, as set forth in “Compensation Discussion and Analysis – Perquisites and Other Related Benefits” above, pursuant to the Second Restated Ledsinger Employment Agreement, Mr. Ledsinger received an automobile allowance (in an initial amount during the term of $1,100 per month), annual fees for a club membership, access to the aircraft utilized by the Company for up to 25 flight hours per year (with Mr. Ledsinger responsible for the taxes associated with such reimbursements) and other fringe benefits afforded our other most senior executives.

In connection with the appointment of Mr. Joyce as President and Chief Executive Officer on June 26, 2008, Choice entered into a Third Amended and Restated Employment Agreement (the “Third Restated Ledsinger Employment Agreement”) with Mr. Ledsinger, dated June 26, 2008. Pursuant to the Third Restated Ledsinger Employment Agreement, effective June 26, 2008, and until December 20, 2009, Mr. Ledsinger is to serve as a non-executive employee of Choice in a reduced capacity (not to exceed 20% of his prior work schedule) in order to provide transition assistance to Mr. Joyce and the Company. He may accept other employment so long as it does not violate the restrictions in his non-competition covenant under the Third Restated Ledsinger Employment Agreement, as described under “Potential Payments Upon Termination or Change in Control” below. Mr. Ledsinger is to remain as Vice Chairman of the Board of Directors through the end of his current term in May 2009 and thereafter may stand for re-election at the pleasure of the Board. In addition, on June 26, 2008, Choice and Mr. Ledsinger entered into a Consulting Agreement (the “Consulting Agreement”), effective December 21, 2009, pursuant to which Mr. Ledsinger is to provide consulting services to Choice from December 21, 2009 until October 31, 2013 on an as needed and as available basis, not to exceed five hours per week.

Pursuant to the Third Restated Ledsinger Employment Agreement, Mr. Ledsinger is to continue to receive his then current levels of all cash compensation and other benefits provided for in the Second Restated Ledsinger Employment Agreement through December 20, 2009, including, without limitation, his then current base salary, annual bonus payments for calendar years 2008 and 2009 and perquisites; however he shall not be entitled to receive additional equity awards. Choice agreed to waive its right to receive as offset any amounts earned by Mr. Ledsinger from other permissible active employment during this time. In addition, pursuant to the Third Restated Ledsinger Employment Agreement and the Consulting Agreement, Mr. Ledsinger is to be provided with executive office space, parking, office services and administrative support through October 31, 2013. He may also continue to use the Company’s corporate country club membership, provided he pays the monthly dues and any charges he incurs.

The Third Restated Ledsinger Employment Agreement provides that the restrictions on all of Mr. Ledsinger’s unvested restricted stock awards lapsed on June 26, 2008 and the underlying shares were, pursuant to outstanding deferral elections, delivered to Mr. Ledsinger on December 30, 2008. Unvested stock options that were granted prior to December 20, 2005 vested and became exercisable on June 26, 2008. Stock options granted after December 20, 2005 are to continue to vest through December 20, 2009 and be exercisable according to their terms unless Mr. Ledsinger’s employment terminates earlier for cause. The service component under all PVRSUs vested on June 26, 2008, but the award of shares thereunder shall be made in accordance with the criteria and/or formula specified in the applicable award to the extent performance targets are achieved.

Mr. Joyce

On March 21, 2008, Choice entered into an employment agreement with Mr. Joyce, effective May 1, 2008, as amended April 30, 2008 (as amended, the “Joyce Employment Agreement”). The term of the Joyce Employment Agreement is for five years. The Joyce Employment Agreement provides that, for the first six months of the agreement term, Mr. Joyce would be President and Chief Operating Officer and, thereafter, he would transition to President and Chief Executive Officer. As previously disclosed, this schedule was accelerated and Mr. Joyce assumed the title of President and Chief Executive Officer on June 26, 2008. The Joyce Employment Agreement also provides that Mr. Joyce was to be nominated for election to the Board of Directors as a Class III director. Mr. Joyce was appointed to the Board of Directors, effective April 30, 2008.

Pursuant to the Joyce Employment Agreement, Mr. Joyce was to receive an initial annual base salary of $675,000 as Chief Operating Officer, which was to be increased to $775,000 annually upon his becoming Chief Executive Officer. In addition, on the effective date of his employment, Mr. Joyce received (i) such number of restricted shares of Choice Common Stock with a fair market value on the effective date of $2,310,918, vesting of which is to occur in four equal annual installments beginning one year from the effective date, (ii) such number of options to purchase Choice Common Stock with a Black-Scholes valuation on the effective date of $2,881,921, vesting of which was to occur in four equal annual installments beginning one year from the effective date, and (iii) such number of PBRSUs with a fair market value on the effective date of $2,000,000, vesting of which is to occur five years from the effective date, subject to the satisfaction of certain performance targets.

In addition, Mr. Joyce is eligible, beginning in fiscal year 2008 and continuing throughout the term of the Joyce Employment Agreement, to earn a target bonus of 100% per year of his base salary. Pursuant to the Joyce Employment Agreement, Mr. Joyce’s fiscal year 2008 bonus was based on a full year of service. Commencing with the 2009 annual equity awards, Mr. Joyce will be eligible to receive annual awards of options to purchase Choice Common Stock and/or performance-based restricted stock, with the value of such annual awards to be based on a multiple of his base salary, as determined in the discretion of the Compensation Committee, but in no event are such annual awards to have a value of less than $1,550,000 on the date of grant. Mr. Joyce is also eligible to participate in the Choice Supplemental Executive Retirement Plan (“SERP”) and Executive Deferred Compensation Plan (“EDCP”). As applied to Mr. Joyce under the SERP, upon attaining age 55, his years of service will be deemed to be his actual years of service plus ten years. As applied to Mr. Joyce under the EDCP, upon attaining age 55, his years of service will be deemed to be ten years.

The Joyce Employment Agreement further provides that Choice will provide Mr. Joyce with (i) an allowance for automobile expenses of $1,100 a month, (ii) an appropriate corporate membership, including initial and annual fees, at a dining and/or recreational club of his choice for the purpose of business entertainment, (iii) upon becoming Chief Executive Officer, use of the aircraft utilized by the Company for personal use for up to 25 flight hours per year consistent with Company policy, (iv) reimbursement for all reasonable expenses incurred by him in the performance of services under the agreement, including all travel and living expenses while away from home on business or at the request of and in the service of Choice in accordance with Company policy, (v) participation in all other retirement, health, welfare and fringe benefit plans and policies as generally afforded to the most senior executives of the Company, as are in effect from time to time, and (vi) additional payments on a fully grossed up basis to cover certain applicable federal, state and local income and excise taxes, if any, with respect to the provision of the automobile allowance, club membership and aircraft usage.

Mr. Mirgon

Mr. Mirgon is employed as Senior Vice President, Human Resources and Administration pursuant to an amended and restated employment agreement dated April 13, 1999, as further amended on January 23, 2008. The agreement is for an indefinite term and may be terminated by either party, including for the events described under “Potential Payments upon Termination or Change in Control” below. Under Mr. Mirgon’s employment agreement, he is entitled to receive a base salary of $325,000 per year, may participate in our annual incentive bonus plan with a target bonus equal to 50% of his base salary, and he will be eligible to receive annual awards to purchase Choice Common Stock and/or performance-based restricted stock, with the value of such annual awards to be determined by the Compensation Committee at its discretion. In addition, Mr. Mirgon is entitled to receive a monthly automobile allowance and to participate in all other fringe benefits afforded Choice employees of similar status.

Mr. Haase

Mr. Haase, the Company’s Executive Vice President, Global Brand Operations entered into a Severance Agreement with the Company effective January 25, 2008. The Severance Agreement expires when his employment ends and may be terminated by either party, including for events described under “Potential Payments upon Termination or Change in Control” below. The Severance Agreement does not specify these benefits, but pursuant to Company action and policies, he currently receives a base salary of $360,000 per year, may participate in our annual incentive bonus plan with a target bonus equal to 55% of his base salary, and he will be eligible to receive annual awards to purchase Choice Common Stock and/or performance-based restricted stock, with the value of such annual awards to be determined by the Compensation Committee at its discretion. In addition, Mr. Haase is entitled to receive a monthly automobile allowance and to participate in all other fringe benefits afforded Choice employees of similar status.

Please see the “Payment Upon Termination or Change in Control” section below for a more detailed discussion on the termination and severance provisions set forth in each employment agreement described above, as well as the severance and termination provisions and arrangements applicable to our other Named Executive Officers.

OUTSTANDING EQUITY AWARDS AT YEAR-END 2008

The following table provides information on the current holdings of stock options and stock awards by the Named Executive Officers. This table includes unexercised and unvested stock option awards, unvested restricted stock awards and unvested PVRSUs with performance conditions that have not yet been satisfied. The market value of the restricted stock and PVRSU awards is based on the closing market price of Choice’s stock as of December 31, 2008, which was $30.06. Because the PVRSUs will be earned, if at all, based on our three-year cumulative EPS performance as compared to the target EPS goal for the respective period, except for Mr. Joyce’s PBRSUs that will be earned, if at all, based upon our five-year cumulative average EPS growth rate, the market value of the PVRSUs and PBRSUs shown in the table is based on achievement of the “target” level of performance under the awards.

	Option Awards(1)				Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Ledsinger(3)	02/01/1999	10,000	—	6.3125	02/01/2009
	02/07/2000	240,000	—	8.3750	02/07/2010
	02/08/2002	140,000	—	10.6150	02/08/2012
	02/11/2003	18,000	—	10.2175	02/11/2013
	02/11/2003	135,000	—	10.2175	02/11/2013
	02/14/2005	1,072	—	29.92	02/14/2015
	02/14/2005	78,660	—	29.92	02/14/2015
	02/13/2006	—	3,774	48.72	02/13/2013
	02/13/2006	29,428	25,654	48.72	02/13/2013
	02/13/2006							9,006	270,720
	02/12/2007	—	2,478	40.35	02/12/2014
	02/12/2007	17,443	49,849	40.35	02/12/2014
	02/12/2007							8,679	260,891
	02/11/2008	—	110,274	33.37	02/11/2015
	02/11/2008							12,016	361,201

Joyce	05/01/2008	—	249,603	34.98	05/01/2015
	05/01/2008					66,064	1,985,884
	05/01/2008							57,176	1,718,711

White	12/20/2002	3,250	—	11.71	12/20/2012
	12/20/2002	15,000	—	11.71	12/20/2012
	02/10/2003	1,500	—	10.1975	02/10/2013
	02/09/2004					1,000	30,060
	02/14/2005	6,000	4,000	29.92	02/14/2015
	02/12/2006					1,386	41,663
	09/13/2006					1,500	45,090
	02/11/2007					1,875	56,363
	12/11/2007	1,250	3,750	36.42	12/11/2014
	12/11/2007	3,750	11,250	36.42	12/11/2014
	02/10/2008	—	19,073	33.08	02/10/2015
	02/10/2008							2,081	62,555

Mirgon	02/09/2004					3,600	108,216
	02/14/2005	14,400	9,600	29.92	02/14/2015
	02/12/2006	5,535	5,538	48.75	02/12/2013
	02/12/2006							1,862	55,972
	02/11/2007	3,000	9,000	41.03	02/11/2014
	02/11/2007							1,800	54,108
	02/10/2008	—	22,439	33.08	02/10/2015
	02/10/2008							2,467	74,158

Haase	02/07/2002	14,700	—	10.5825	02/07/2012
	02/10/2003	19,600	—	10.1975	02/10/2013
	02/09/2004					2,800	84,168
	02/14/2005	13,920	9,820	29.92	02/14/2015
	02/12/2006	5,140	5,142	48.75	02/12/2013
	02/12/2006							1,552	46,653
	02/11/2007	3,136	9,408	41.03	02/11/2014
	02/11/2007							1,495	44,940
	05/25/2007	6,250	18,750	38.7050	05/25/2014
	02/10/2008	—	24,682	33.08	02/10/2015
	02/10/2008							2,682	80,621
	03/21/2008					30,553	918,423

	Option Awards(1)				Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Pepper	02/10/2003	18,750	—	10.1975	02/10/2013
	02/09/2004					520	15,631
	01/01/2005					4,000	120,240
	02/14/2005	10,200	6,800	29.92	02/14/2015
	02/12/2006	6,769	6,770	48.75	02/12/2013
	02/12/2006							2,218	66,673
	02/11/2007	3,825	11,475	41.03	02/11/2014
	02/11/2007							2,000	60,120
	05/25/2007					5,625	169,088
	02/10/2008	—	23,336	33.08	02/10/2015
	02/10/2008							2,575	77,405

(1)	The stock options listed above granted prior to December 20, 2005 vest at a rate of 20% per year, on each grant anniversary date, over the first five years of the ten-year option term. The stock options listed above granted on or after December 20, 2005 vest 25% per year, on each grant anniversary date, over the first four years of the seven-year term.
(2)	Restricted stock awards granted prior to December 20, 2005, vest at the rate of 20% each year for five years from the date of grant. Restricted stock awards granted on and after December 20, 2005 vest at the rate of 25% each year for four years from the date of grant, except for Mr. Haase’s 3/21/2008 award that vests over a three-year period beginning on the third anniversary of the grant date, based on the continued employment of the officer. PVRSUs are earned and vest upon the conclusion of a three-year performance period based on actual three-year cumulative EPS compared to the performance target. Mr. Joyce’s PBRSUs are earned and vest upon the conclusion of a five-year performance period based on targeted recurring growth in EPS.
(3)	As discussed above under “Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table – Employment Agreements – Ledsinger”, in connection with Mr. Ledsinger’s change in status from Chief Executive Officer to non-executive employee on June 26, 2008, unvested stock options that were granted to Mr. Ledsinger prior to December 20, 2005 vested and became exercisable on June 26, 2008. Stock options granted after December 20, 2005 are to continue to vest and be exercisable according to their terms notwithstanding Mr. Ledsinger’s termination of employment on or before December 20, 2009, unless such termination is for cause.
(4)	Subsequent to December 31, 2008, the PVRSUs granted on February 12 and 13, 2006 vested at 135% of the performance target.

OPTION EXERCISES AND STOCK VESTED FOR 2008

The following table provides information for each of the Named Executive Officers on stock option exercises during 2008, including the number of shares acquired upon exercise and the value realized, and the number of shares acquired upon the vesting of stock awards and the value realized, each before payment of any taxes and broker commissions. Value realized is based on the closing market price of Choice Common Stock on the date of exercise or vesting, respectively.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Ledsinger(1)	337,326	8,852,962	45,864	1,304,866
Joyce	—	—	—	—
White(2)	2,250	50,909	3,068	100,002
Mirgon	15,682	371,562	3,600	119,088
Haase	—	—	2,800	92,624
Pepper	6,250	151,703	4,395	146,208

(1)	As discussed above under “Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table – Employment Agreements – Ledsinger”, upon Mr. Ledsinger’s change in status from Chief Executive Officer to non-executive employee on June 26, 2008, all restrictions on Mr. Ledsinger’s unvested restricted stock awards (35,864 shares) lapsed. Mr. Ledsinger elected to defer receipt of a total of 45,864 shares otherwise issuable to him in 2008, for a value of $1,304,866. Pursuant to his elections, Mr. Ledsinger received his deferred shares on December 30, 2008.
(2)	Mr. White elected to defer receipt of 3,068 shares otherwise issuable to him, for a value of $100,002. Mr. White elected to receive this deferred amount in a lump sum payment following termination of employment.

PENSION BENEFITS FOR 2008

Choice’s supplemental executive retirement plan (“SERP”) is a non-contributory defined benefit pension plan covering our Chief Executive Officer and other key executives approved by the Board of Directors. In 2008, each of the Named Executive Officers participated in the SERP.

Pursuant to the SERP, retirement benefits are determined under a formula based on each participant’s years of service and “final average salary,” defined as a monthly salary based on the sum of: (a) an average of base salary earned in the highest 60 months out of, and (b) the monthly pro-rata of the average of the five highest bonus payments earned during, the 120 months of employment immediately prior to the normal retirement date, the early retirement date or other date of separation from service. The formula provides a benefit equal to 1% per year of service up to 15% and 1.5% per year of service thereafter up to 30%. Participants become vested in their benefits under the SERP upon completion of five years of service. Each of the participating Named Executive Officers, other than Mr. Joyce, were fully vested as of December 31, 2008. Benefits paid under the SERP are straight life annuity amounts, although participants have the option of selecting a joint and 50% survivor annuity (for those who are married or have a domestic partner) or ten-year guaranteed payments. The benefits are not subject to offset for social security and other amounts.

Pursuant to the Third Restated Ledsinger Employment Agreement (as defined under “Employment Agreements” above), upon attaining age 55, Mr. Ledsinger was credited an additional ten years of service for purposes of the SERP. This provision was negotiated with Mr. Ledsinger pursuant to an arms-length negotiation at the time of the amendment and restatement of Mr. Ledsinger’s employment agreement in 2002. Pursuant to the Joyce Employment Agreement (as defined under “Employment Agreements” above), upon attaining age 55, Mr. Joyce is to be credited an additional ten years of service for purposes of the SERP. This provision was negotiated with Mr. Joyce at the time of his hire and, as indicated above, was provided to our former Chief Executive Officer, Mr. Ledsinger.

Unreduced benefits are available upon retirement at age 65 (the normal retirement age under the plan), or upon retirement at age 55, provided the participant has a minimum of ten years of service. The SERP does not provide for early retirement with reduced benefits; if a participant terminates prior to age 65, or prior to age 55 with ten years of service, benefit payments commence on the first day of the month following his or her 65th birthday. Upon termination for cause, participants forfeit any accumulated benefit under the SERP, even if vested. Further, upon the death of a participant before payment has begun, his or her spouse (or domestic partner) is generally entitled to receive 50% of the participant’s vested SERP benefit.

Only Mr. Ledsinger is currently entitled to an unreduced benefit as he has attained age 55 with at least ten years of service. All other Named Executive Officers are entitled to an unreduced benefit at age 65, except Mr. Joyce who, pursuant to his employment agreement, will be eligible to receive unreduced benefits upon attaining age 55.

In December 2008, the Company amended and restated the SERP to comply with treasury regulations promulgated pursuant to Section 409A of the Internal Revenue Code (“409A”). This amendment and restatement became effective on January 1, 2009.

Name	Plan Name	Number of Years of Credited Service		Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Ledsinger(3)	SERP	19	(2)	4,476,220	—
Joyce	SERP	11	(4)	1,534,956	—
White	SERP	6		126,911	—
Mirgon	SERP	11		697,909	—
Haase	SERP	8		341,558	—
Pepper	SERP	6		158,480	—

(1)	Present value of each Named Executive Officer’s accumulated benefit under the SERP computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to Choice’s 2008 audited financial statements, as required by the rules of the SEC. For a discussion of the assumptions used in quantifying the present value of each officer’s SERP benefit, see Note 14 to Choice’s audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.
(2)	Reflects an additional ten years of service credited to Mr. Ledsinger, upon attaining age 55, in accordance with the terms of the Third Restated Ledsinger Employment Agreement. The estimated value of the additional ten years of service credited to Mr. Ledsinger was $2,465,230 as of December 31, 2008. As of December 31, 2008, no other participating Named Executive Officer has been credited additional years of service under the SERP, although Mr. Joyce has the right to earn additional credited years in the manner described in footnote 4 below.
(3)	As of June 26, 2008, Mr. Ledsinger was deemed to have a “separation of service” for purposes of the SERP, which would have resulted in the payment and distribution to Mr. Ledsinger of his accumulated benefit under the SERP as of such date, subject to the restrictions of 409A; however, pursuant to the terms of the Third Restated Ledsinger Employment Agreement, payment and distribution was to begin on or after December 20, 2008. As such, Mr. Ledsinger did not receive any payment or distribution during 2008.
(4)	Reflects an additional ten years of service which will be credited to Mr. Joyce upon attaining age 55 in accordance with the terms of his Employment Agreement. The estimated value of the additional ten years of service credited to Mr. Joyce was $644,225 as of December 31, 2008.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2008

Executive Deferred Compensation Plan.     In 2002, Choice adopted the Choice Hotels International, Inc. Executive Deferred Compensation Plan (“EDCP”), which became effective January 1, 2003. Our Chief Executive Officer and other key executives approved by the Board are eligible to participate in the EDCP. During 2008, each of the Named Executive Officers participated in the EDCP. Participants in the EDCP are not entitled to participate in the Non-Qualified Plan, described below.

Under the EDCP, participants may defer up to 90% of their base salary and up to 100% of their bonus each year. Choice matches up to 15% of any deferred salary under the EDCP and the Choice 401(k) plan, offset by the total matching contributions to which the participant is otherwise entitled under the 401(k) plan. The participant’s right to any company match vests at 20% per year from the time the participant was first hired, with all past and future match amounts 100% vested after the participant’s fifth year of service. As of December 31, 2008, each of the participating Named Executive Officers, other than Mr. Joyce, was fully vested in his company match amounts.

A participant may elect a return at either the annual yield of the Moody’s Average Corporate Bond Rate Yield Index plus 300 basis points (the “Moody’s Plus Rate of Return”), or a return based on a selection of investment options selected by the EDCP’s administrators, which are generally publicly available mutual funds or other indices. The preferential rate (i.e., 300 basis points) is intended to deliver a competitive retirement benefit when combined with the SERP benefit, as discussed above. Participants may elect to change their investment options under the EDCP in accordance with Plan requirements.

Benefits commence under the EDCP upon the death of the participant (to the participant’s beneficiary), or, at the participant’s election, upon the participant’s termination of employment or, commencing in 2009 on a January designated by the participant, subject to any requirements imposed by 409A. If no election is made, benefits will commence upon termination of employment, subject to any requirements imposed by 409A. Benefits are payable in a lump-sum payment or in annual installments over a period of up to 20 years, as elected by the participant. If no election is made, benefits will be paid in a lump sum. Benefits will also automatically be paid in a lump sum if the amount payable as of any payout date is $100,000 or less.

In December 2008, the Company amended and restated the EDCP to comply with treasury regulations promulgated pursuant to 409A. The amendment and restatement, which became effective on January 1, 2009, only applies to that portion of each participant’s EDCP account balances that are subject to 409A (generally, those contribution amounts that became vested or were credited after 2004). The pre-2005 plan documents continue to apply to the remaining participant account balances under the EDCP.

Stock Deferral Program.     Each Named Executive Officer is entitled to defer all or any portion of any equity award (other than stock options). The executive may elect to defer the receipt of such equity until termination of their employment or until a specified future date. Any dividends or other distributions during the deferral period are credited to the executive’s deferred equity account and reinvested in the purchase of additional Choice Common Stock. In December 2008, the Company amended and restated the 2006 Long-Term Incentive Plan to comply with treasury regulations promulgated pursuant to 409A. This amendment became effective on January 1, 2009.

Non-Qualified Plan.     In 1997, Choice adopted the Choice Hotels International, Inc. Nonqualified Retirement Savings and Investment Plan (“Non-Qualified Plan”). Generally, Choice employees employed at the director level and above, and who do not participate in the EDCP, are eligible to participate in the Non-Qualified Plan. While Messrs. Ledsinger, Mirgon and White retain account balances under the plan, they stopped contributing to the Non-Qualified Plan once they became eligible to participate in the EDCP.

In general, participants under the Non-Qualified Plan may elect to defer up to 90% of their base salary and up to 100% of their annual bonus, reduced by the deferral limit in effect under the Choice 401(k) plan (which was $15,500 for 2008). Choice matches up to 5% of any deferred salary under the Non-Qualified Plan, offset by the amount of matching contributions to which the participant is entitled under the 401(k) plan. Generally, company match contributions after January 1, 2006 are 100% vested. For company contributions prior to January 1, 2006, the contributions typically vest in full after five years of service. As of December 31, 2008, each of the participating Named Executive Officers was fully vested in his company match amounts.

Participants in the Non-Qualified Plan may elect to invest any amounts deferred under the plan in a range of investment options selected by the Non-Qualified Plan’s administrators, which investment options are generally publicly available mutual funds or other indices and Choice Common Stock. Participants may elect to change their investment options under the plan at any time; provided, however, that participants subject to the Choice trading restrictions (which includes each of the Named Executive Officers) may not change any investment in Choice Common Stock during a trading blackout period. Pursuant to the plan, participants may elect to commence payment upon termination of employment or, commencing in 2009 on a January prior to termination designated by the participant, subject to any requirements imposed by 409A. Payments under the plan are generally made in a lump-sum; however, a participant may elect to receive payments upon termination in equal annual installments over a period of two to 20 years, subject to the requirements of 409A. Following termination, benefits will automatically be paid in a lump sum if the amount payable as of the date of payout starts is $100,000 or less. Upon a participant’s death, the vested account balance is payable to the participant’s beneficiary in a single lump sum.

In December 2008, the Company amended and restated the Non-Qualified Plan to comply with the treasury regulations promulgated pursuant to 409A. The amendment and restatement, which became effective on January 1, 2009, only applies to that portion of each participant’s Non-Qualified Plan account balances that are subject to 409A (generally those contributions that became vested or were credited after 2004). The pre-2005 plan documents continue to apply to the remaining participant account balances under the Non-Qualified Plan.

Name	Plan Name	Executive Contributions 2008 ($)(1)	Registrant Contributions 2008 ($)(2)	Aggregate Earnings 2008 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance 2008 ($)
Ledsinger(4)	EDCP	1,399,787	115,575	1,021,008	6,337,982	4,836,695
	Non-Qualified Plan	—	—	(6,435)	—	83,638
	Stock Deferral Program	1,304,866	—	1,493,676	16,031,582	—
Joyce	EDCP	69,807	34,904	3,144	—	107,855
White	EDCP	281,193	12,233	23,511	—	316,937
	Non-Qualified Plan	—	—	(42,564)	186,282	66,198
	Stock Deferral Program	100,002	—	(6,309)	—	93,693
Mirgon	EDCP	34,765	39,741	153,154	940,232	1,113,875
	Non-Qualified Plan	—	—	(5,341)	14,057	16,048
	Stock Deferral Program	—	—	(69,585)	—	887,350
Haase	EDCP	418,528	22,239	260,835	—	2,913,215
	Stock Deferral Program	—	—	(3,587)	—	45,741
Pepper	EDCP	97,096	13,949	142,366	—	1,542,170
	Stock Deferral Program	—	—	(13,742)	—	175,236

(1)	The following salary and bonus (non-equity incentive plan compensation) amounts are included in this column. The salary amounts represent 2008 base salary deferred by the officer during 2008. The bonus amounts represent the officer’s 2007 annual bonus which was paid and deferred in early 2008. The salary amounts below are included in the 2008 Salary column of the Summary Compensation Table above, while the 2007 annual bonus amounts are included in the 2008 Non-Equity Incentive Plan column of the Summary Compensation Table above. Mr. White’s salary deferral includes a rollover from the Non-Qualified Plan in the amount of $186,282.

Name	Salary ($)	2007 Annual Bonus ($)
Ledsinger	293,249	1,106,538
Joyce	69,807	N/A
White	25,719	69,192
Mirgon	34,765	0
Haase	239,046	179,482
Pepper	46,298	50,798

(2)	Amounts in this column are included in the 2008 All Other Compensation column of the Summary Compensation Table above.
(3)	Of these amounts, the following earnings on each officer’s EDCP account, which represent guaranteed preferential earnings to each applicable Named Executive Officer under the EDCP, are included in the 2008 Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table above: $320,983, Mr. Ledsinger; $941, Mr. Joyce; $48,666, Mr. Mirgon; $81,929, Mr. Haase; $7,317, Mr. White and $44,758, Mr. Pepper.
(4)	As of June 26, 2008, Mr. Ledsinger was deemed to have a “separation of service” for purposes of the portion of his account balance under the EDCP subject to 409A, and the portion of his deferred shares of Choice Common Stock subject to 409A, resulting in the payment and distribution to Mr. Ledsinger of these amounts and shares, subject to the restrictions of 409A. Mr. Ledsinger’s other benefits under the EDCP and his account balance under the Non-Qualified Plan (which are not subject to 409A) are to be paid in accordance with his existing elections under those plans on or after his termination as a non-executive officer on December 20, 2009. Pursuant to his elections and the terms of the Third Restated Ledsinger Employment Agreement, Mr. Ledsinger’s deferred shares were paid to him on December 30, 2008.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The tables below reflect the amount of compensation that could have been received by each of the Named Executive Officers in the event such executive’s employment had terminated under the various applicable triggering events described below as of December 31, 2008. The amounts shown assume that such termination was effective as of December 31, 2008 and, for any equity-based payments or valuations, the closing stock price of Choice’s Common Stock on December 31, 2008, or $30.06 per share. The amounts shown are estimates only; the actual amounts to be paid to each executive will only be determinable at the time of his separation from Choice. In addition, certain benefits received by Mr. Ledsinger in connection with his transition from Chief Executive Officer to a non-executive employee of Choice on June 26, 2008 are discussed and shown below.

General Payments Made upon Termination

Regardless of the manner in which his employment terminates, each of the Named Executive Officers is entitled to receive amounts earned during his term of employment (which, for Mr. Ledsinger, includes amounts he is entitled to receive as a non-executive employee of Choice beginning June 26, 2008). The following amounts are not included in the tables or narratives below and include:

•	base salary earned through the date of termination;

•	accrued but unpaid vacation pay earned through the date of termination;

•

annual incentive compensation earned during the fiscal year of termination, which for 2008 is reflected in the 2008 Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above for each Named Executive Officer;

•	amounts contributed by the executive under the Choice 401(k) plan;

•	payments pursuant to our life insurance plan, available to all employees generally, which provides for one times base salary upon death;

•	except as otherwise noted below, the present value of each executive’s accumulated benefit under the SERP, as set forth in the Pension Benefits Table above; and

•	each executive’s account balance under the EDCP, Non-Qualified Plan and Stock Deferral Program, as applicable and as set forth in the Non-qualified Deferred Compensation Table above.

With respect to deferred compensation plans, if the executive has previously elected to receive deferred amounts in the EDCP or Non-Qualified Plan in installments, the undistributed account balances will continue to be credited with increases or decreases reflecting changes in the investment options chosen by the executive. For Mr. Ledsinger, payments under the SERP and EDCP were triggered by his resignation as Chief Executive Officer on June 26, 2008, and would not by affected by a subsequent termination of his non-executive employment.

Mr. Ledsinger’s Change in Status

Under the Third Restated Ledsinger Employment Agreement (as defined under “Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table – Employment Agreements – Ledsinger” above), on June 26, 2008, Mr. Ledsinger’s employment as Chief Executive Officer terminated and from that date until December 20, 2009, he is to remain a non-executive employee of Choice. The Third Restated Ledsinger Employment Agreement generally provides Mr. Ledsinger with the same termination benefits to which he was entitled as Chief Executive Officer. These potential benefits are discussed and quantified below. On June 26, 2008, in connection with the Third Restated Ledsinger Employment Agreement, all restrictions on

Mr. Ledsinger’s unvested restricted stock lapsed and any options granted prior to December 20, 2005 became vested and exercisable. Except for the accelerated vesting of Mr. Ledsinger’s restricted stock and option awards and distribution of his deferred compensation, Mr. Ledsinger’s change in status did not trigger the acceleration or enhancement of termination benefits payable to him.

Payments Made upon Constructive Termination/ or Termination without Cause

Messrs. Ledsinger, Joyce, Mirgon and Haase

Mr. Ledsinger

Upon termination without cause, pursuant to the Third Restated Ledsinger Employment Agreement, Mr. Ledsinger is entitled to receive continued base salary, participation in our annual incentive plan at 100% of target (subject to adjustment for Company performance), his monthly automobile allowance, continued club membership, personal use of the plane utilized by the Company up to 25 hours per year and continued participation in all employee benefit plans and fringe benefit plans, including the Choice Flexible Perquisites Program through December 20, 2009. In addition, Mr. Ledsinger is eligible to receive continued medical and dental benefits to the same extent and at the same cost to him as applicable to Choice’s senior executives, with Choice to continue its employer contributions for such continued benefits, until December 20, 2009. Choice also agreed to continued payment of the premiums for Mr. Ledsinger’s life insurance through such date. Following the expiration of the agreement on December 20, 2009, or upon Mr. Ledsinger’s earlier termination of employment with cause, Mr. Ledsinger and his spouse are entitled to medical benefits comparable to their levels as of June 26, 2008 until January 15, 2015 at the prevailing cost to be paid by Choice employees. Choice agreed to reimburse Mr. Ledsinger on a fully-grossed up basis for any difference in the premiums charged for such benefits above what employees pay.

Unvested stock options that were granted prior to December 20, 2005 vested on June 26, 2008. Stock options granted after December 20, 2005 are to continue to vest and be exercisable according to their terms notwithstanding Mr. Ledsinger’s termination of employment on, or before December 20, 2009, unless such termination is for cause. The service component under all PVRSUs vested on June 26, 2008, but the award of shares therunder shall be made in accordance with the criteria and/or formula specified in the applicable award, to the extent performance targets are achieved.

The employment agreement also provides for an 18-month (beginning June 26, 2008) non-compete and non-solicitation period and permits Mr. Ledsinger to own 49% or less of and/or serve as an officer or director of any privately held entity which may own, operate or franchise hotels. These restrictions do not preclude Mr. Ledsinger from entering into any relationship with the Bainum family. The agreement also provides for a general confidentiality provision in favor of Choice.

Mr. Joyce

Pursuant to the Joyce Employment Agreement, if Mr. Joyce is “constructively terminated” within two years of May 1, 2008 (the effective date of the agreement), he will be entitled to receive for three years after the date of such constructive termination all forms of compensation under the Joyce Employment Agreement, except for ungranted stock options and restricted shares, use of the aircraft utilized by the Company, medical and dental benefits, reimbursement of business expenses and certain other fringe benefits. If Mr. Joyce is constructively terminated more than two years after May 1, 2008, he will be entitled to receive for the longer of the remainder of the term of the agreement (through May 1, 2013) or two years after the date of such constructive termination, all forms of compensation under the Joyce Employment Agreement, except for ungranted stock options and restricted shares, use of the aircraft utilized by the Company, medical and dental benefits, reimbursement of business expenses and certain other fringe benefits.

During the period of time he is entitled to receive the foregoing constructive termination payments, except for his initial grant of performance-based restricted stock units, granted on May 1, 2008 in the amount of 57,176 shares (“Initial PBRSUs”), all unvested shares of restricted stock and stock options are to continue to vest. Mr. Joyce is also entitled to pro-rated vesting for the Initial PBRSUs based upon the percentage of actual service through constructive termination if the performance targets are met.

The Joyce Employment Agreement also provides for a two-year non-compete and non-solicitation period. Pursuant to the non-compete, Mr. Joyce may not engage in any competing business in the U.S. or Canada in which, at the time of termination of his employment, Choice is materially engaged. As used in the Joyce Employment Agreement, a competing business means any business engaged in the mid-market or economy hotel franchising business or any other line of business that Choice is engaged in at the time of termination. The agreement also provides for a general confidentiality provision in favor of Choice.

Generally, “constructive termination” is defined under Mr. Joyce’s agreement as:

•	our removal or termination other than by expiration of the agreement or for cause, death, disability or resignation;

•	failure of Choice to place Mr. Joyce’s name in nomination for election to the Board;

•	assignment of duties inconsistent with the duties set forth in the agreement;

•	a decrease in the executive’s compensation or benefits;

•	a change in the executive’s title or line of reporting set forth in the agreement;

•	a significant reduction in the scope of the executive’s authority, position, duties or responsibilities;

•	the relocation of the executive’s office to a location more than 25 miles from his prior place of employment;

•	a change in Choice’s annual bonus program which adversely affects the executive; or

•	any other material breach of the agreement by Choice.

Messrs. Mirgon and Haase

Under the employment agreement for Mr. Mirgon, and the Severance Agreement with Mr. Haase, if either executive elects to terminate for “good reason” or if the Company terminates the executive for any reason other than for “cause,” each officer is entitled to receive continued base salary and, with respect to Mr. Mirgon only, continued payment of his automobile allowance in effect as of the termination date, for 18 months, payable in installments in accordance with Choice’s normal payroll practices and subject to standard deductions. In addition, each executive will be entitled to any annual bonuses that would have otherwise been paid during the 18-month period at 100% of the executive’s target. Each executive will also be eligible to receive continued medical and dental benefits during the 18-month period to the same extent and at the same cost to him as applicable to Choice’s senior executives, with Choice to continue its employer contributions for such continued benefits. Optional deductions for items such as retirement plans and life insurance will cease on the termination date.

Choice is also obligated to provide each executive with its standard outplacement services for executive-level employees during the 18-month period, subject to termination in the event the executive secures new employment.

In addition, Mr. Mirgon will continue to vest in all unvested stock options, restricted stock and PVRSUs during the 18-month period following the termination. Pursuant to Mr. Haase’s agreement, he will continue to vest in any unvested stock options and other stock awards granted after the date of his severance agreement (January 25, 2008) during the 18-month period.

As conditions to their continued receipt of the payments and benefits above, each executive agreed that if he becomes employed prior to the end of the 18-month period, Choice is entitled to offset the payments required above with any compensation earned by the executive as a result of his new employment, including unemployment insurance benefits, social security insurance or like amounts. In addition, each executive must execute a release in favor of Choice, releasing Choice and its affiliates from any claims relating to his employment with Choice. The agreements also provide for an 18-month non-compete and non-solicitation period, and a general confidentiality provisions in favor of Choice.

Generally, “good reason” is defined under each agreement as a substantial change in either of the executive’s compensation or position and responsibilities.

Messrs. White and Pepper

If Messrs. White or Pepper is terminated without cause by Choice, each executive is entitled to severance payments under the Choice Hotels International Severance Benefit Plan, which applies equally to all company employees except for those employees who are subject to an employment agreement or non-competition, non-solicitation and severance agreement. Under the Choice Hotels International Severance Benefit Plan, each participant’s severance benefit, and the length of time after termination for which the participant is eligible for the benefit, is determined based on his or her base salary, position and years of service as of the termination date. In addition, each participant is entitled to continuation of medical and dental coverage during the severance period, at the same level the participant was receiving at termination.

Pursuant to the Choice Hotels International Severance Benefit Plan, corporate officers, which includes each of Messrs. White and Pepper, are entitled to one month of base salary (as in effect at termination of employment) per year of service with Choice, with a minimum of three months of base salary and a maximum of 12 months, unless an officer has ten or more years of service, then the entitlement is 18 months. Assuming a termination as of December 31, 2008, each of Messrs. White and Pepper would be entitled to six months of continued base salary, as well as continued medical and dental benefits during this period. The severance benefit terminates prior to the end of the severance benefit period provided under the Choice Hotels International Severance Benefit Plan upon the earlier to occur of (i) death of the participant, or (ii) employment with a new employer. In addition, the severance benefit is subject to the participant’s periodic execution of employment certifications and execution of a standard release agreement in favor of Choice.

Payments Made upon Death or Disability

Our disability program provides that each of the executives will receive an annual benefit equal to 70% of the previous year’s base salary and annual bonus, with such amount capped at $25,000 per month. In each case, the disability benefit continues until the executive reaches age 65.

Each of the Named Executive Officers, other than Mr. Ledsinger and Mr. Joyce, has a supplemental executive individual life insurance policy, paid for by Choice, in the amount of $1,000,000. Premiums on this policy are added to each executive’s taxable income for the year.

Pursuant to the Third Restated Ledsinger Employment Agreement and the Joyce Employment Agreement, if either of Messrs. Ledsinger’s or Joyce’s employment is terminated because of death or disability, then all of their unvested restricted stock and stock options are to continue to vest in accordance with their terms. Mr. Joyce is also entitled to pro-rated vesting of his Initial PBRSUs based upon the percentage of actual service through the date of death or disability if the performance targets are met.

Payments Made upon Termination Following Change of Control

Messrs. Ledsinger, Mirgon and Haase

For each of Messrs. Mirgon and Haase, if his employment is terminated within 12 months following a “change of control,” and such termination is by Choice without cause, by the executive for constructive termination or good reason, as applicable, or, for Mr. Ledsinger only, upon termination by Choice for any reason or voluntary resignation, each executive is entitled to receive:

•

a lump-sum severance payment of 250% in the case of Mr. Ledsinger, and 200% for Messrs. Mirgon and Haase, of their base salary then in effect and the full amount of the previous year’s annual incentive bonus (or if no bonus was paid in the prior year, the maximum target bonus);

•

all unvested stock options and restricted stock will accelerate and vest in full and the performance periods for any outstanding PVRSUs will be deemed completed with the maximum level of performance attained;

•	for Mr. Mirgon only, continued family health insurance for 12 months following termination (or until he secures new employment), if sooner; and

•	an amount equal to the excise tax charged to the executive, if applicable, as a result of the receipt of the payments and benefits described above.

While these executives are entitled to reimbursement of any excise tax charged to the executive pursuant to their employment agreements, none of the executives’ actual compensation earned during 2008 rose to the limit set forth by Section 280G(b) of the Internal Revenue Code wherein an excise tax would be imposed. Also, upon a change in control termination, Messrs. Ledsinger, Mirgon and Haase would be subject to the non-competition and non-solicitation provisions described above.

In addition to the other conditions applicable to Messrs. Ledsinger, Mirgon and Haase in order to receive their severance payments, as described above, each is required to execute a general release in favor of Choice in order to receive any severance payments upon a qualifying termination following a change in control.

Mr. Joyce

If, within 12 months after a “change in control,” Mr. Joyce is terminated, pursuant to the Joyce Employment Agreement, he is entitled to receive severance compensation. If such termination is within two years of May 1, 2008 (the effective date of the agreement), he will be entitled to receive all forms of compensation under the Joyce Employment Agreement (except for ungranted stock options and restricted stock, use of the aircraft utilized by the Company, medical and dental benefits, reimbursement of business expenses and certain other fringe benefits), for three years after the date of such change of control termination. If such termination is more than two years after May 1, 2008, he will be entitled to receive all forms of compensation under the Joyce Employment Agreement (except for ungranted stock options and restricted stock, use of the aircraft utilized by the Company, medical and dental benefits, reimbursement of business expenses and other certain fringe benefits), for the longer of the remainder of the term of the Joyce Employment Agreement or two and a half years after the date of such change of control termination.

During the period of time he receives the foregoing change of control severance payments, except for the Initial PBRSUs (as defined above), all unvested shares of restricted stock and stock options are to automatically become fully vested and any and all restrictions are to lapse immediately prior to the date of such change of control termination. Mr. Joyce is also entitled to pro-rated vesting for the Initial PBRSUs based upon the percentage of actual service through date of the change in control if the performance targets are met. With respect to PVRSUs that may be awarded in future years, any such shares will not continue to vest or become vested following any such change.

While Mr. Joyce is entitled to reimbursement of any excise tax charged to him pursuant to his agreement, as of December 31, 2008, Mr. Joyce’s actual compensation did not rise to the limit set forth by Section 280G(b) of the Internal Revenue Code wherein an excise tax would be imposed.

Upon a change in control termination, Mr. Joyce would be subject to the non-compete and non-solicitation provisions described above, and he would be required to execute a general release in favor of Choice in order to receive any of the above-described severance payments.

Generally, “change in control” is defined under the agreements described above as:

•	any person (with certain exceptions, including Mr. Bainum and his family members) becomes the beneficial owner of 33% or more of the outstanding voting securities of Choice;

•	individuals constituting the Board of Directors of Choice, and the successors of such individuals (as nominated by the Board or committee thereof), cease to constitute a majority of the Board;

•	a merger or other consolidation which results in Choice shareholders owning less than 65% of the surviving entity; and

•	the acquisition of Choice, a liquidation or sale of all or substantially all of the assets of Choice, or a tender offer for all or substantially all of the stock of Choice.

Mr. Ledsinger

The following table shows the potential payments upon termination, with or without a change of control, for Mr. Ledsinger:

Executive Benefits and Payments	Termination Without Cause ($)		Termination Following Change-in- Control ($)		Disability ($)		Death ($)
Compensation:
Salary Continuation under Employment Agreement(1)	835,000		—		—		—
Annual Incentive Bonus(2)	835,000		—		—		—

Benefits & Perquisites:
Cash Severance(3)	—		3,773,437		—		—
Auto Allowance(4)	13,200		—		—		—
Flex Perquisite Program(5)	31,800		—		—		—
Health and Welfare Benefits(6)	12,385		—		—		—
Disability Income(7)	—		—		1,800,000		—
Life Insurance Benefits(8)	802		—		—		835,000
Aircraft Usage(9)	119,253		—		—		—

Retirement Benefits
SERP(10)	4,476,220		4,476,220		4,476,220		2,238,110

Long-Term Incentives:
Stock Options(11)	0	(11)	0	(12)	0	(11)	0	(11)
PVRSUs	987,561	(13)	1,975,122	(14)	987,561	(13)	987,561	(13)

(1)	Amount represents continued payment of Mr. Ledsinger’s base salary, based on salary to be paid between December 31, 2008 and December 20, 2009.
(2)	Amount represents the estimated target incentive bonus amounts for fiscal year 2009 payable in February 2010, based on bonus eligible earnings to be received in 2009.
(3)	Amount represents 250% of Mr. Ledsinger’s base salary, based on his salary as of December 31, 2008 and the annual bonus for 2007 paid out in 2008.
(4)	Amount represents continued payment of Mr. Ledsinger’s auto allowance to be paid between December 31, 2008 and December 20, 2009.
(5)	Amount represents the continuation of Mr. Ledsinger’s participation in our Flexible Perquisite Program between December 31, 2008 and December 20, 2009 at full utilization, but prior to tax gross-up.
(6)	Amount represents the estimated value of the future premiums that Choice would pay on behalf of Mr. Ledsinger under our medical and dental plans for continued coverage through December 20, 2009.
(7)	Amount represents the aggregate of the current monthly benefit payments at $25,000 per month that Mr. Ledsinger would be entitled to receive under the Choice disability program as of December 31, 2008 through the month in which he reaches age 65.

(8)	Amount represents the estimated cost of coverage for the life insurance policy provided by Choice to Mr. Ledsinger through December 20, 2009; however, the amount reflected under the heading “Death” is the estimated value of the proceeds payable to Mr. Ledsinger’s beneficiary upon his death.
(9)	Amount represents the incremental cost to Choice for Mr. Ledsinger’s personal use of the aircraft utilized by the Company, assuming Mr. Ledsinger uses the plane for the full 25 hours permitted him under the terms of his employment agreement in 2009. Variable cost per hour was determined by aggregating the total variable costs for operating the aircraft during 2008 and dividing such amount by the number of hours of personal use. Variable costs included ongoing maintenance and repairs, fuel and any travel expenses for the flight crew.
(10)	Amount represents the present value of the unpaid accumulated benefit under the SERP. Upon death, Mr. Ledsinger’s beneficiary is generally entitled to receive 50% of the SERP balance.
(11)	Upon termination of his employment for any reason other than cause and upon death or disability, stock options granted after December 20, 2005 will continue to vest through the original term of such option. Based on the exercise price of the options granted after December 20, 2005 and the closing price of the stock on December 31, 2008 of $30.06, these options currently have no intrinsic value.
(12)	In the case of termination following a change of control, the stock option awards immediately vest. Based on the exercise price and the closing price of our stock on December 31, 2008 of $30.06, these options currently have no intrinsic value.
(13)	The service component of Mr. Ledsinger’s PVRSU awards was deemed vested on June 26, 2008, but the award of shares shall be made based on the extent performance targets are met. Values presented represent the value of the stock based on the closing share price on December 31, 2008 of $30.06 and achievement of 100% of the vesting target.
(14)	Upon a termination following a change in control, unvested awards will accelerate and vest in full and the maximum performance level under the terms of the award will be assumed to have been achieved. Values presented represent the value of the stock based on the closing share price on December 31, 2008 of $30.06 and achievement of 200% of the vesting target.

Mr. Joyce

The following table shows the potential payments upon termination, with or without a change of control, for Mr. Joyce:

Executive Benefits and Payments	Termination Without Cause ($)		Termination Following Change-in- Control ($)		Disability ($)		Death ($)
Compensation:
Salary Continuation under Employment Agreement(1)	2,325,000		2,325,000		—		—
Annual Incentive Bonus(2)	2,325,000		2,325,000		—		—

Benefits & Perquisites:
Auto Allowance(3)	58,408		58,408		—		—
Disability Income(4)	—		—		4,825,000		—
Health and Welfare Benefits(5)	—		—		—		—
Life Insurance Benefits(6)	2,232		2,232		—		775,000
Club Membership(7)	22,594		22,594		—		—

Retirement Benefits
SERP(8)	687,176		687,176		—		343,588

Long Term Incentives:
Stock Options(9)(10)	0	(9)	0	(10)	0	(9)	0	(9)
Restricted Stock Grants(11)(12)	1,489,413	(11)	1,985,884	(12)	1,489,413	(11)	1,489,413	(11)
PBRSUs(13)	—		—		—		—

(1)	Amount represents continued payment of Mr. Joyce’s base salary, based on his salary as of December 31, 2008, for three years through December 31, 2011.
(2)	Amount represents the estimated target incentive bonus amounts for fiscal years 2009, 2010, and 2011.
(3)	Amount represents continued payment of Mr. Joyce’s auto allowance, as in effect on December 31, 2008, for three years through December 31, 2011, on a fully grossed-up basis to cover applicable taxes payable to Mr. Joyce on such compensation.
(4)	Amount represents the aggregate of the current monthly benefit payments at $25,000 per month that Mr. Joyce would be entitled to receive under the Choice disability program as of December 31, 2008 through the month in which he reaches age 65.
(5)	Amount represents the estimated value of future premiums that Choice would pay on behalf of Mr. Joyce under our medical and dental plans for continued coverage through December 31, 2011.
(6)	Amount represents the estimated cost of coverage for the life insurance policy provided by Choice to Mr. Joyce through December 31, 2011; however, the amount reflected under the heading “Death” is the estimated value of the proceeds payable to Mr. Joyce’s beneficiary upon death.
(7)	Amount represents continued payment of Mr. Joyce’s club membership, as in effect on December 31, 2008, through December 31, 2011, on a fully grossed-up basis to cover applicable taxes payable by Mr. Joyce on such compensation.
(8)	As of December 31, 2008, Mr. Joyce has no accrued vested benefit under the SERP; however, his employment agreement provides that he will be credited with 10 additional years of service upon attaining age 55. Amount represents the present value of the accumulated benefit under the SERP that Mr. Joyce would receive at age 55. Upon death, Mr. Joyce’s beneficiary is generally entitled to receive 50% of the SERP balance.
(9)	Upon constructive termination and upon death or disability, stock options will continue to vest through the original term of such option. Based on the exercise price and the closing price of our stock on December 31, 2008 of $30.06, these options currently have no intrinsic value.
(10)	In the case of termination following a change of control, the stock option awards immediately vest. Based on the exercise price and the closing price of our stock on December 31, 2008 of $30.06, these options currently have no intrinsic value.
(11)	Assuming constructive termination, death or disability on December 31, 2008, restricted stock will continue to vest through December 31, 2011. The values presented represent the value of the stock based on the closing price of our stock on December 31, 2008 of $30.06.
(12)	In the case of termination following a change of control, the restricted stock awards immediately vest. The values presented represent the value of the stock based on the closing price of our stock on December 31, 2008 of $30.06.
(13)	Upon constructive termination, death, disability or termination following a change of control, Mr. Joyce is entitled to a pro-rata vesting of the award if the performance target has been achieved for the period preceding the foregoing triggering events. As of December 31, 2008, the performance target had not been met.

Mr. White

The following table shows the potential payments upon termination, with or without a change in control, for Mr. White:

Executive Benefits and Payments	Termination Without Cause ($)	Termination Following Change-in- Control ($)	Disability ($)	Death ($)
Benefits & Perquisites:
Salary Continuation under Choice Hotels International Severance Benefit Plan(1)	137,500	137,500	—	—
Disability Income(2)	—	—	7,325,000	—
Life Insurance Benefits(3)	1,171	1,171	—	1,275,000

Retirement Benefits
SERP(4)	56,816	56,816	56,816	28,408

Long-Term Incentives:
Stock Options(5)	—	560	—	—
Restricted Stock Grants(6)	—	173,176	—	—
PVRSUs(7)	—	125,110	—	—

(1)	Amount represents continuation of base salary, as in effect on December 31, 2008, for six months pursuant to the Choice Hotels International Severance Benefit Plan. Bonus amounts for 2009 could also become due depending upon the date of termination.
(2)	Amount represents the aggregate of the current monthly benefit payments at $25,000 per month that Mr. White would be entitled to receive under the Choice disability program as of December 31, 2008 through the month in which he reaches age 65.
(3)	Amount represents the estimated cost of coverage for the life insurance policy provided by Choice to Mr. White for six months; however, the amount reflected under the heading “Death” is the estimated value of the proceeds payable to Mr. White’s beneficiary upon his death.
(4)	Amount represents the present value of the accumulated benefit under the SERP, assuming termination on December 31, 2008. As of such date, Mr. White was not eligible for early termination under the SERP. Thus, amount reflects the present value of his benefit based on the normal retirement age under the SERP of 65. Upon death, Mr. White’s beneficiary is generally entitled to receive 50% of the SERP balance.
(5)	Amount represents the estimated value of such options, which would immediately vest upon a change in control. Values presented represent the intrinsic value of the options based on a closing share price on December 31, 2008 of $30.06.
(6)	Upon a termination following a change of control, the restricted stock awards immediately vest. The value has been calculated based on the closing stock price as of December 31, 2008 of $30.06.
(7)	Upon a termination following a change of control, unvested awards will accelerate and vest in full and the maximum performance level under the terms of the awards will be assumed to have been achieved. Values presented represent the value of the stock based on the closing share price on December 31, 2008 of $30.06 and achievement of the 200% vesting target.

Mr. Haase

The following table shows the potential payments upon termination, with or without a change of control, for Mr. Haase:

Executive Benefits and Payments	Termination Without Cause ($)	Termination Following Change in Control ($)	Disability ($)	Death ($)
Compensation:
Salary Continuation under Severance Agreement(1)	540,000	—	—	—
Annual Incentive Bonus(2)	198,000	—	—	—

Benefits & Perquisites:
Cash Severance(3)	—	892,310	—	—
Health and Welfare Benefits(4)	18,579	—	—	—
Outplacement Services(5)	18,000	—	—	—
Disability Income(6)	—	—	5,100,000	—
Life Insurance Benefits(7)	1,236	—	—	1,360,000

Retirement Benefits
SERP(8)	152,910	152,910	152,910	76,455

Long-Term Incentives:
Stock Options(9)	—	1,299	—	—
Restricted Stock Grants(10)	—	1,002,591	—	—
PVRSUs(11)	—	344,427	—	—

(1)	Amount represents continued payment of Mr. Haase’s base salary, based on his salary as of December 31, 2008, for 18 months following termination.
(2)	Amount represents the estimated target incentive bonus amounts for fiscal year 2009 payable in February 2010.
(3)	Amount represents 200% of Mr. Haase’s base salary, based on his salary as of December 31, 2008 and the annual bonus for 2007 paid out in 2008.
(4)	Amount represents the estimated value of the future premiums that Choice would pay on behalf of Mr. Haase under our medical and dental plans for continued coverage for 18 months following termination.
(5)	Amount represents the estimated value of standard outplacement services for up to 18 months following termination.
(6)	Amount represents the aggregate of the current monthly benefit payments at $25,000 per month that Mr. Haase would be entitled to receive under the Choice disability program as of December 31, 2008 through the month in which he reaches age 65.
(7)	Amount represents the estimated cost of coverage for the life insurance policy provided by Choice to Mr. Haase for 18 months; however, the amount reflected under the heading “Death” is the estimated value of the proceeds payable to Mr. Haase’s beneficiary upon his death.
(8)	Amount represents the present value of the accumulated benefit under the SERP, assuming termination on December 31, 2008. As of such date, Mr. Haase was not eligible for early termination under the SERP. Thus, amount reflects the present value of his benefit based on the normal retirement age under the SERP of 65. Upon death, Mr. Haase’s beneficiary is generally entitled to receive 50% of the SERP balance.
(9)	For termination without cause, unvested options granted after January 28, 2008 will continue to vest through the term of Mr. Haase’s employment agreement for 18 months following termination. Values presented represent the intrinsic value of the options based on the closing share price on December 31, 2008 of $30.06. Unvested options immediately vest upon a change in control.
(10)	Amount represents the estimated value of such options, which continue to vest through the term of Mr. Haase’s employment agreement, 18 months following termination, upon termination without cause and immediately upon a change of control. Values presented represent the intrinsic value of the options based on a closing share price on December 31, 2008 of $30.06.
(11)	Upon a termination following a change in control, unvested awards will accelerate and vest in full and the maximum performance level under the terms of the award will be assumed to have been achieved. Values presented represent the value of the stock based on the closing share price on December 31, 2008 of $30.06 and achievement of the 200% vesting target. For termination without cause, the PVRSUs continue to vest through the term of Mr. Haase’s Severance Agreement, 18 months following termination.

Mr. Mirgon

The following table shows the potential payments upon termination, with or without a change of control, for Mr. Mirgon:

Executive Benefits and Payments	Termination Without Cause ($)	Termination Following Change-in- Control ($)	Disability ($)	Death ($)
Compensation:
Salary Continuation under Employment Agreement(1)	504,000	—	—	—
Annual Incentive Bonus(2)	168,000	—	—	—

Benefits & Perquisites:
Cash Severance(3)	—	1,103,546	—	—
Auto Allowance(4)	18,000	—	—	—
Health and Welfare Benefits(5)	18,579	12,386	—	—
Outplacement Services(6)	18,000	—	—	—
Disability Income(7)	—	—	3,700,000	—
Life Insurance Benefits(8)	2,183	2,183	—	1,336,000

Retirement Benefits
SERP(9)	312,443	312,443	312,443	156,222

Long-Term Incentives:
Stock Options(10)	1,344	1,344	—	—
Restricted Stock Grants(11)	108,216	108,216	—	—
PVRSUs(12)	110,080	368,475	—	—

(1)	Amount represents continued payment of Mr. Mirgon’s base salary, based on his salary as of December 31, 2008, for 18 months following termination.
(2)	Amount represents the estimated target incentive bonus amount for fiscal year 2009, payable in February 2010.
(3)	Amount represents 200% of Mr. Mirgon’s base salary, based on his salary as of December 31, 2008 and the annual bonus for 2007 paid out in 2008.
(4)	Amount represents continued payment of Mr. Mirgon’s auto allowance, as in effect on December 31, 2008, for 18 months following termination.
(5)	Termination without cause amount represents the estimated value of the future premiums that Choice would pay on behalf of Mr. Mirgon under our medical and dental plans for continued coverage for 18 months following termination. Amounts resulting from a change in control represent the estimated value of the future premiums that Choice would pay on behalf of Mr. Mirgon for continued family health insurance for 12 months.
(6)	Amount represents the estimated value of standard outplacement services for up to 18 months following termination.
(7)	Amount represents the aggregate of the current monthly benefit payments at $25,000 per month that Mr. Mirgon would be entitled to receive under the Choice disability program as of December 31, 2008 through the month in which he reaches age 65.
(8)	Amount represents the estimated cost of coverage for the life insurance policy provided by Choice to Mr. Mirgon for 18 months; however, the amount reflected under the heading “Death” is the estimated value of the proceeds payable to Mr. Mirgon’s beneficiary upon his death.

(9)	Amount represents the present value of the accumulated benefit under the SERP, assuming termination on December 31, 2008. As of such date, Mr. Mirgon was not eligible for early termination under the SERP. Thus, amount reflects the present value of his benefit based on the normal retirement age under the SERP of 65. Upon death, Mr. Mirgon’s beneficiary is generally entitled to receive 50% of the SERP balance.
(10)	Amount represents the estimated value of such options, which continue to vest through the term of Mr. Mirgon’s employment agreement, 18 months following termination, upon termination without cause and immediately upon a change of control. Values presented represent the intrinsic value of the options based on a closing share price on December 31, 2008 of $30.06.
(11)	Upon a termination following a change in control, the restricted stock awards immediately vest, in which case the value has been calculated based on the closing stock price as of December 31, 2008. For termination without cause, the restricted stock awards continue to vest pursuant to the terms of Mr. Mirgon’s employment agreement for 18 months following termination. Values presented represent the value of the stock based on the closing share price on December 31, 2008 of $30.06.
(12)	Upon a termination following a change in control, unvested awards will accelerate and vest in full and the maximum performance level under the terms of the award will be assumed to have been achieved. Values presented represent the value of the stock based on the closing share price on December 31, 2008 of $30.06 and achievement of the 200% vesting target. For termination without cause, the PVRSUs continue to vest through the term of Mr. Mirgon’s employment agreement, 18 months following termination.

Mr. Pepper

The following table shows the potential payments upon termination, with or without a change in control, for Mr. Pepper:

Executive Benefits and Payments	Termination Without Cause ($)	Termination Following Change-in- Control ($)	Disability ($)	Death ($)
Benefits & Perquisites:
Salary Continuation under Choice Hotels International Severance Benefit Plan(1)	137,500	137,500	—	—
Health and Welfare Benefits(2)	6,193	6,193	—	—
Disability Income(3)	—	—	7,100,000	—
Life Insurance Benefits(4)	1,078	—	—	1,300,000

Retirement Benefits
SERP(5)	70,949	70,949	70,949	35,475

Long-Term Incentives:
Stock Options(6)	—	952	—	—
Restricted Stock Grants(7)	—	304,959	—	—
PVRSUs(8)	—	408,395	—	—

(1)	Amount represents continuation of base salary, as in effect on December 31, 2008, for six months pursuant to the Choice Hotels International Severance Benefit Plan. Bonus amounts for 2009 could also become due depending upon the date of termination.
(2)	Amount represents the estimated value of the future premiums that Choice would pay on behalf of Mr. Pepper under our medical and dental plans for six months of continued coverage pursuant to the Choice Hotels International Severance Benefit Plan.
(3)	Amount represents the aggregate of the current monthly benefit payments at $25,000 per month that Mr. Pepper would be entitled to receive under the Choice disability program as of December 31, 2008 through the month in which he reaches age 65.

(4)	Amount represents the estimated cost of coverage for the life insurance policy provided by Choice to Mr. Pepper for six months; however, the amount reflected under the heading “Death” is the estimated value of the proceeds payable to Mr. Pepper’s beneficiary upon his death.
(5)	Amount represents the present value of the accumulated benefit under the SERP, assuming termination on December 31, 2008. As of such date, Mr. Pepper was not eligible for early termination under the SERP. Thus, amount reflects the present value of his benefit based on the normal retirement age under the SERP of 65. Upon death, Mr. Pepper’s beneficiary is generally entitled to receive 50% of the SERP balance.
(6)	Amount represents the estimated value of such options, which would immediately vest upon a change in control. Values presented represent the intrinsic value of the options based on a closing share price on December 31, 2008 of $30.06.
(7)	For termination following a change in control, the restricted stock awards immediately vest. The value has been calculated based on the closing stock price as of December 31, 2008 of $30.06.
(8)	Upon a termination following a change in control, unvested awards will accelerate and vest in full and the maximum performance level under the terms of the awards will be assumed to have been achieved. Values presented represent the value of the stock based on the closing share price on December 31, 2008 of $30.06 and achievement of the 200% vesting target.

NON-EXECUTIVE DIRECTOR COMPENSATION FOR 2008

During 2008, non-employee directors were entitled to receive the following cash and equity compensation:

Compensation ($)
Annual Retainer—Stock
Members—Independent	110,000

Retainer—Cash
Audit Committee Chair	15,000
Compensation Committee Chair	7,500
Corporate Governance and Nominating Committee Chair	4,000
Diversity Committee Chair	4,000

Annual Meeting Fees
Board Meeting Fee	2,000
Committee Meeting Fee	2,000
Telephonic Meeting Fee	1,000
Lead Independent Director Fee	1,000

Other
Initial Stock Grant	50,000

The following table illustrates the compensation paid to non-employee directors during 2008:

Name(1)	Fees Earned or Paid in Cash($)(2)	Stock Awards($)(3)	All Other Compensation($)(4)	Total ($)
Fiona P. Dias	22,000	106,686	4,122	132,808
Scott A. Renschler	12,000	39,736	—	51,736
William L. Jews	20,000	114,476	—	134,476
John T. Schwieters	42,000	108,917	3,271	154,188
Ervin R. Shames	40,500	106,686	1,544	148,730
Gordon A. Smith	21,000	106,686	—	127,686
David C. Sullivan	27,000	114,476	—	141,476

(1)	Neither Mr. Ledsinger nor Mr. Joyce is included in the table as they served as employees of Choice during 2008. Thus, neither officer receives any compensation for his role as director. Stewart Bainum, Jr., Chairman of the Board, is also an employee of Choice and does not receive compensation for his services as a director. Pursuant to the terms of Mr. Bainum’s employment contract, he is paid an annual salary of $200,000, may participate in the Choice 401(k) and non-qualified deferred compensation plans and is furnished with suitable office space and secretarial assistance, with access to telephone, computer, fax and other reasonable and necessary office space and office supplies. Scott A. Renschler was appointed to the Board of Directors on February 11, 2008.
(2)	Represents the amount of cash compensation earned in 2008 for Board and committee service.
(3)

Represents the dollar amount recognized for financial statement reporting purposes with respect to 2008 for fair value of restricted stock awarded in 2008 as well as prior years in accordance with FAS 123(R). Fair value for the grant of restricted stock to our directors is calculated by using the closing price of Choice Common Stock on the date of grant, multiplied by the number of shares. The grant date fair value for the director’s 2008 awards was $110,028. Dr. Renschler received an initial restricted stock grant upon his appointment to the Company’s Board of Directors. The grant date fair value for Dr. Renschler’s initial grant was $50,002 and was calculated using the average of the high and low price on the date of the grant multiplied by the number of shares. The differences in amounts shown among Board members largely reflect length of service. As of December 31, 2008, each director had the following aggregate number of deferred shares accumulated in their deferral accounts for all years of service as a director, including additional shares credited as a result of reinvestment of dividend equivalents: Fiona P. Dias, 8,998; William L. Jews, 2,175; John T. Schwieters, 8,203; Ervin R. Shames, 11,305; Gordon A. Smith, 8,740; David C. Sullivan, 4,982; and Scott A. Renschler, 0.

(4)	This column includes reimbursements processed in 2008 for spousal travel and the Stay at Choice program which provides reimbursements to directors when staying at Choice hotels.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s policy for the review and approval of related person transactions is contained in the Company’s written Amended and Restated Basic Policies of the Board of Directors. This policy requires Board approval of any material transactions between the Company and its directors, officers, shareholders, employees or agents and affiliates. For this purpose, the Company’s Legal Department determines which transactions may be viewed as material transactions requiring Board approval under the policy. Except as described in this paragraph, the Board does not apply pre-determined standards in reviewing material transactions. Board approval is also required for investments by directors, officers or employees in certain entities that compete with, supply to or purchase from the Company unless such investments are in securities of a company that is listed on a national securities exchange or is regularly traded by national securities dealers (provided that the investments do not exceed one percent of the market value of the outstanding securities of such company). Investments in Manor Care, Inc. and Sunburst Hospitality Corporation and their affiliates are exempted from the policy. Set forth below is information regarding certain transactions in which our executives, directors or entities associated with them had a direct or indirect material interest.

Sunburst Hospitality Corporation (“Sunburst”) is one of the Company’s franchisees, with a portfolio of 25 Choice franchised hotels as of December 31, 2008. The Chairman of the Board, Stewart Bainum, Jr., along with other Bainum family members, owns a controlling interest in Sunburst. Total revenue paid by Sunburst to the Company for franchising, royalty, marketing and reservation fees for 2008 was approximately $5.4 million. The franchise agreements require the payment of certain fees and charges, including the following: (a) a royalty fee of between 1.93% and 5.0% of monthly gross room revenues; (b) a marketing fee of between 0.7% and 2.5% of monthly gross room revenues plus $0.28 per day multiplied by the specified room count; and (c) a reservation fee of 0.88% to 1.75% of monthly gross room revenues (or 1% of monthly gross room revenues plus $1.00 per room confirmed through Choice’s reservation system). The marketing fee and the reservation fee are subject to reasonable increases during the term of the franchise if the Company raises such fees uniformly among all its franchisees, generally.

In connection with Sunburst’s recapitalization in 2000, Choice and Sunburst entered into an Omnibus Amendment of the franchise agreements. The Omnibus Amendment provides that (i) Sunburst shall pay an application fee of $20,000 on all future franchise agreements, and (ii) no royalties, marketing or reservation fees shall be payable for a period of two years for the next ten franchise agreements entered into after December 28, 1998, (iii) Sunburst is not required to pay liquidated damages upon the termination of any franchise agreements unless the related hotel owned by Sunburst that carried a Choice Hotels brand is not sold by Sunburst within three years from the date such hotel was reflagged with a different non-Choice Hotels brand, in which case liquidated damages will be paid with respect to any such hotel; not to exceed a maximum of $100,000, (iv) if Sunburst sells any property that is the subject of an existing Franchise Agreement with Choice Hotels, if that property is not past due on any fees and (a) is not failing a quality assurance review, Choice Hotels will enter into a new Franchise Agreement on customary market terms with the buyer (without addendum or property improvement plan), or (b) is failing a quality assurance review, Choice Hotels will enter into a Franchise Agreement on customary market terms with a property improvement plan containing only those items necessary to pass such quality assurance review.

The Company entered into an Amended and Restated Employment Agreement with its Chairman of the Board, Stewart Bainum, Jr., in 2008. Pursuant to which, Mr. Bainum is paid an annual salary of $200,000, may participate in the Choice 401(k) and non-qualified deferred compensation plans and is furnished with suitable office space and secretarial assistance, with access to telephone, computer, fax and other reasonable and necessary office services.

In October 2007, the Company entered into a lease for certain office space in Chevy Chase, Maryland, for the purpose of providing office space to Stewart Bainum, Sr., a principal shareholder of the Company. The terms of the lease require the Company to make rent payments totaling approximately $360,250 during the initial five-year term. The Company currently provides use of the entire leased space to Stewart Bainum, Sr. free of charge.

The Company subleases space in its Silver Spring, Maryland headquarters complex to the Commonweal Foundation (“Commonweal”), a non-profit organization that supports educational programs and projects assisting disadvantaged youth. Barbara Bainum, the sister of Stewart Bainum, Jr., is the Chairman of the Board of Commonweal and other Bainum family members, including Scott A. Renschler and Stewart Bainum, Sr., the father of our Chairman, are members of the Board of Directors of Commonweal. Ms. Bainum served on the Company’s Board of Directors from 1996 until 2004. Beginning in August 2004, the Company has donated a portion of the value of the subleased space to Commonweal. The Company is able to claim a deduction for the value of that portion of the subleased space, based on the Company’s costs under the master lease. Mr. Bainum pays the remaining portion of rent for the space used by Commonweal. During 2008, the Company received rent payments of $46,807 from Mr. Bainum. The rental payments under the sublease are a pass through of the Company’s costs under the master lease. As such, the Company believes the sublease is on terms at least as favorable as if obtained from non-related parties.

The Company maintains a Master Aircraft Lease Agreement with LP_C, LLC (“LPC”), which is owned by Stewart Bainum, Stewart Bainum, Jr., Barbara Bainum and Roberta Bainum. The agreement permits the Company to lease from time to time the aircraft owned by LPC. During 2008, the Company incurred a total of $224,001 for aircraft usage pursuant to the agreement. The Company believes the terms of the aircraft lease are more favorable to the Company than those that could be obtained from non-related parties.

In addition, the Company and Cambridge Flight Support, LLC, previously a wholly owned subsidiary of Realty, were parties to a Flight Crew Services Agreement, pursuant to which it provides a pilot, co-pilot and fuel for the Company to use upon request. During 2008, the Company incurred a total of $387,055 for flight crew services pursuant to this agreement. The Company believes the terms of the agreement are more favorable to the Company than those that could be obtained from non-related parties. During 2008, ownership of Cambridge Flight, LLC was transferred to an unrelated party.

In December 2008, the Company’s Board of Directors approved an arrangement with Realty whereby, subject to completion of appropriate documentation, Choice will permit Realty to utilize the services of one particular Choice employee from Choice’s Corporate Business & Strategy group. Per the terms of the Board’s approval, Realty will be permitted to utilize up to 50% of the designated employee’s overall working time, and in return will reimburse Choice for 50% of the Company’s overall cost associated with the individual’s employment (including base salary, bonus compensation and benefits). Each of Stewart Bainum, Jr. (Realty director and beneficiary), Scott A. Renschler (Realty beneficiary) and Charles A. Ledsinger, Jr. (Realty director) recused themselves from the Board’s discussion and subsequent approval of the employee-sharing arrangement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s reporting officers and directors, and persons who own more than ten percent of the Company’s Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the “Commission”), the NYSE and the Company. Based solely on the Company’s review of the forms filed with the Commission and written representations from reporting persons that they were not required to file Form 5 for certain specified years, the Company believes that all of its reporting officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them during the year ended December 31, 2008, except that the following reports were filed untimely due to administrative oversight: a Form 4 for David Goldberg reporting one transaction, a Form 4 for Sandra K. Michel reporting two transactions, a Form 4 for Patrick Pacious reporting one transaction, a Form 4 for David A. Pepper reporting one transaction and a Form 5 for Charles A. Ledsinger, Jr. reporting one transaction.

AUDIT COMMITTEE REPORT

Upon the recommendation of the Audit Committee and in compliance with the regulations of the NYSE, the Board of Directors has adopted an Audit Committee Charter setting forth the requirements for the composition of the Audit Committee, the qualifications of its members, the frequency of meetings, and the responsibilities of the Audit Committee. A copy of the Audit Committee charter is available at the investor relations section of the Company’s website at www.choicehotels.com. The Audit Committee consists of Mr. Schwieters as Chairman, Mr. Shames and Mr. Sullivan. The Audit Committee is composed of three independent directors within the meaning of the NYSE’s rules.

Report of Audit Committee

The Audit Committee is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee possesses sole authority to engage and discharge independent registered public accounting firms and to approve all significant non-audit engagements with such firms. Further responsibilities of the Audit Committee include review of SEC filings and financial statements and ultimate supervision of the Company’s internal auditing function.

Management is responsible for the Company’s system of internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and management’s assessment of internal controls pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 in accordance with Public Company Accounting Oversight Board (“PCAOB”) standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee those processes.

In this context, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm, PricewaterhouseCoopers LLP, the Company’s audited financial statements as of and for the year ended December 31, 2008. Management represented that the consolidated financial statements were prepared in accordance with Generally Accepted Accounting Principles (GAAP). The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards (SAS) No. 90, Audit Committee Communications, SAS No. 89, Audit Adjustments and SAS No. 61, Communications with Audit Committees, as adopted by the PCAOB in Rule 3200T. All of these statements were issued by the American Institute of Certified Public Accountants.

In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP their independence from the Company and its management, including matters in the written disclosure and letter required by applicable requirements of the PCAOB and the provision of non-audit services by the independent registered public accounting firm. A disclosure summarizing the fees paid to PricewaterhouseCoopers LLP in 2008 for audit and non-audit services appears below under the heading “Principal Auditor Fees and Services.” All of the services provided by PricewaterhouseCoopers LLP were pre-approved by the Audit Committee in accordance with its policies and procedures. The Audit Committee received a description of the services and approved them after determining that they would not affect the auditor’s independence.

The Audit Committee discussed with the Company’s internal auditors and the independent registered public accounting firm the overall scopes and plans for their respective audits. The Audit Committee met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based on the Audit Committee’s discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

John T. Schwieters, Chairman

Ervin R. Shames

David C. Sullivan

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2009. During fiscal year 2008, PricewaterhouseCoopers LLP served as the Company’s independent registered public accounting firm and also provided certain tax and other audit related services. See “Principal Auditor Fees and Services” below.

As a matter of good corporate governance, the appointment of PricewaterhouseCoopers LLP is being presented to the shareholders for ratification. If the appointment is not ratified, the Board will consider whether it should select a different independent registered public accounting firm.

The Company expects that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so, and it is expected that they will be available to respond to appropriate questions.

Principal Auditor Fees and Services

During fiscal years 2008 and 2007, the Audit Committee pre-approved all audit and non-audit services provided by our independent registered public accounting firm. The following table presents fees for audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements relating to fiscal years 2008 and 2007, and fees incurred for other services rendered by PricewaterhouseCoopers LLP relating to those periods.

Fees	Fiscal Year Ended December 31, 2008	Fiscal Year Ended December 31, 2007
Audit Fees	$806,225	$805,749
Audit Related Fees(1)	104,683	100,416
Tax Fees(2)	27,600	30,785
All Other Fees(3)	1,500	1,650

Total	$940,008	$938,600

(1)	Audit Related Fees primarily include employee benefit plan audits, Franchise Disclosure Document consents, review of the Company’s proxy statement, consultation on financial accounting and reporting matters, audits of the Company’s marketing and reservations activities and other miscellaneous assurance services.
(2)	Tax Fees primarily related to review of certain Company income tax returns and certain state and international tax matters.
(3)	All Other Fees include renewal fees for the online Comperio accounting research software program provided by PricewaterhouseCoopers LLP.

Vote Required

The accompanying proxy will be voted in favor of the proposal unless the shareholder indicates to the contrary on the proxy. The proposal will be approved by the vote of a majority of the shares present in person or by proxy and voting on the proposal.

Board Recommendation

The Board recommends a vote FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

A shareholder who intends to have a shareholder proposal included in the Company’s proxy statement for the 2010 Annual Meeting must submit such proposal so that it is received by the Company’s Corporate Secretary no later than December 2, 2009.

A shareholder who intends to present a proposal at the 2010 Annual Meeting, but does not seek to have the proposal included in the Company’s proxy statement for the 2010 Annual Meeting, must deliver notice to the Company no later than March 5, 2010, but not prior to February 3, 2010.

A shareholder who intends to nominate one or more persons for election to the Board of Directors at the 2010 Annual Meeting must deliver notice to the Company no later than March 5, 2010, but not prior to February 3, 2010. Such notice must set forth (a) the name and address of the shareholder who intends to make the nomination and the name, age, business address, residence address and principal occupation of the person or persons to be nominated, (b) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming, such person or persons) relating to the nomination or nominations, (d) the class and number of shares of the Company which are beneficially owned by such shareholder and the person to be nominated as of the date of such shareholder’s notice and by any other shareholder known by such shareholder to be supporting such nominees as of the date of such shareholder’s notice, (e) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, and (f) the consent of each nominee to serve as a director of the Company if so elected.

SHAREHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

In accordance with notices that we sent to certain shareholders, we are sending only one copy of our annual report on Form 10-K and proxy statement to shareholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

If you received a householded mailing this year and you would like to have additional copies of our annual report on Form 10-K and/or proxy statement mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to our Corporate Secretary by mail to Corporate Secretary, Choice Hotels International, Inc., 10750 Columbia Pike, Silver Spring, Maryland 20901 or call our Investor Relations department at (301) 592-5026. We will promptly send additional copies of the annual report on Form 10-K and/or proxy statement upon receipt of such request. You may also contact us at the same mailing address and phone number provided above if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future.

SOLICITATION OF PROXIES

The Company will bear the cost of the solicitation. In addition to solicitation by mail, the Company will request banks, brokers and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of Company Common Stock of whom they have knowledge, and will reimburse them for their expenses in so doing; certain directors, officers and other employees of the Company, not specially employed for the purpose, may solicit proxies, without additional remuneration therefor by personal interview, mail, telephone or telegraph.

OTHER MATTERS TO COME BEFORE THE MEETING

The Board of Directors does not know of any matters which will be brought before the 2009 Annual Meeting other than those specifically set forth in the notice of meeting. If any other matters are properly introduced at the meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named on the enclosed proxy card will have discretion to vote in accordance with their best judgment, unless otherwise restricted by law.

CHOICE HOTELS

INTERNATIONAL

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors unanimously recommends that shareholders vote FOR both of the Proposals.

1. Election of three Class III Directors:

For Withhold

For Withhold

For Withhold

01—Fiona Dias

02—Stephen P. Joyce

03—Scott A. Renschler

For

Against

Abstain

2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Signatures should correspond exactly with the name or names appearing above. Attorneys, trustees, Executors, administrators, guardians and others signing in a representative capacity should designate their full titles. If the signer is a corporation, please sign the full corporate name by a duly authorized officer.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1 U PX

0 2 1 2 8 8 2

<STOCK#>

010Q5B

CHOICE HOTELS INTERNATIONAL, INC.

ANNUAL MEETING, MAY 4, 2009 AT 9:00 A.M.

DIRECTIONS TO CHOICE HOTELS INTERNATIONAL

10720 Columbia Pike

Silver Spring, MD 20901

From Washington, DC—16th Street north to Route 29 (Colesville Road). Pass over the Beltway (I-495), at which point Colesville Road becomes Columbia Pike. Choice Hotels Headquarters is on the left side approximately 2 miles past the Beltway.

From National Airport—Take George Washington Parkway approximately 8 miles to the Beltway I-495 North. Go north and follow the Beltway as it curves east to Exit 30—North Colesville Road. Go approximately 2 1/2 miles to Choice Hotels Headquarters on your left side.

From Dulles Airport—Use Dulles Free Access (stay off toll road). Go east approximately 18 miles to I-495 North Beltway. Go north and follow the Beltway as it curves east to Exit 30—North Colesville Road. Go approximately 2 1/2 miles to Choice Hotels Headquarters on your left hand side.

From BWI Airport—Take 195 West for 4 miles. Then take I-95 South for 14 miles to Highway 198 West toward Burtonsville. Go west 3 miles to Route 29—Colesville Road. Turn left on Route 29 South and go approximately 7 miles to Choice Hotels Headquarters on the right side.

From Baltimore, MD—Take I-95 South to Highway 198 West toward Burtonsville. Go west 3 miles to Route 29—Colesville Road. Turn left on Route 29 South and go approximately 7 miles to Choice Hotels Headquarters on the right side.

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

CHOICE HOTELS

INTERNATIONAL

Proxy — CHOICE HOTELS INTERNATIONAL, INC.

10750 Columbia Pike, Silver Spring, Maryland 20901

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 4, 2009

The undersigned hereby appoints STEPHEN P. JOYCE and ERVIN R. SHAMES, and each of them, the true and lawful attorneys and proxies, with full power of substitution, to attend the Annual Meeting of Shareholders of Choice Hotels International, Inc. (the “Company”) to be held on May 4, 2009 at 9:00 a.m. at the Company’s offices, 10720 Columbia Pike, Silver Spring, Maryland and at any adjournment thereof, and to vote all shares of common stock held of record which the undersigned could vote, with all the powers the undersigned would possess if personally present at such meeting, as designated on the reverse side.

All shares of Company common stock that are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated herein. If no instructions are indicated for Proposal One or Proposal Two, such proxies will be voted in accordance with the Board of Directors’ recommendation as set forth herein with respect to such proposal(s).

(Items to be voted appear on reverse side.)

CHOICE HOTELS INTERNATIONAL

C123456789

000004

000000000.000000 ext 000000000.000000 ext

000000000.000000 ext 000000000.000000 ext

000000000.000000 ext 000000000.000000 ext

MR A SAMPLE

DESIGNATION (IF ANY)

ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 4, 2009.

Vote by Internet

Log on to the Internet and go to

www.envisionreports.com/chh

Follow the steps outlined on the secured website.

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card 123456 C0123456789 12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors unanimously recommends that shareholders vote FOR both of the Proposals.

1. Election of three Class III Directors: For Withhold For Withhold For Withhold

01- Fiona Dias 02 - Stephen P. Joyce 03 - Scott A. Renschler

For Against Abstain

2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

B Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance

Mark box to the right if you plan to attend the Annual Meeting.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Signatures should correspond exactly with the name or names appearing above. Attorneys, trustees, Executors, administrators, guardians and other signing in a representative capacity should designate their full titles. If the signer is a corporation, please sign the full corporate name by a duly authorized officer.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

C 1234567890 J N T

3 1 C V 0 2 1 2 8 8 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE

140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

<STOCK#> 010Q4C

CHOICE HOTELS INTERNATIONAL, INC. ANNUAL MEETING, MAY 4, 2009 AT 9:00 A.M.

DIRECTIONS TO CHOICE HOTELS INTERNATIONAL 10720 Columbia Pike Silver Spring, MD 20901

From Washington, DC - 16th Street north to Route 29 (Colesville Road). Pass over the Beltway (I-495), at which point Colesville Road becomes Columbia Pike. Choice Hotels Headquarters is on the left side approximately 2 miles past the Beltway.

From National Airport - Take George Washington Parkway approximately 8 miles to the Beltway I-495 North. Go north and follow the Beltway as it curves east to Exit 30 - North Colesville Road. Go approximately 2 1/2 miles to Choice Hotels Headquarters on your left side.

From Dulles Airport - Use Dulles Free Access (stay off toll road). Go east approximately 18 miles to I-495 North Beltway. Go north and follow the Beltway as it curves east to Exit 30 - North Colesville Road. Go approximately 2 1/2 miles to Choice Hotels Headquarters on your left hand side.

From BWI Airport - Take 195 West for 4 miles. Then take I-95 South for 14 miles to Highway 198 West toward Burtonsville. Go west 3 miles to Route 29 - Colesville Road. Turn left on Route 29 South and go approximately 7 miles to Choice Hotels Headquarters on the right side.

From Baltimore, MD - Take I-95 South to Highway 198 West toward Burtonsville. Go west 3 miles to Route 29 - Colesville Road. Turn left on Route 29 South and go approximately 7 miles to Choice Hotels Headquarters on the right side.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

CHOICE HOTELS INTERNATIONAL

Proxy — CHOICE HOTELS INTERNATIONAL, INC.

10750 Columbia Pike, Silver Spring, Maryland 20901

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 4, 2009

The undersigned hereby appoints STEPHEN P. JOYCE and ERVIN R. SHAMES, and each of them, the true and lawful attorneys and proxies, with full power of substitution, to attend the Annual Meeting of Shareholders of Choice Hotels International, Inc. (the “Company”) to be held on May 4, 2009 at 9:00 a.m. at the Company’s offices, 10720 Columbia Pike, Silver Spring, Maryland and at any adjournment thereof, and to vote all shares of common stock held of record which the undersigned could vote, with all the powers the undersigned would possess if personally present at such meeting, as designated on the reverse side.

All shares of Company common stock that are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated herein. If no instructions are indicated for Proposal One or Proposal Two, such proxies will be voted in accordance with the Board of Directors’ recommendation as set forth herein with respect to such proposal(s).

(Items to be voted appear on reverse side.)